UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exch
ang
e Act of 1934

Filed by the Registrant
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                             Filed by a party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12
MGM Resorts International
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE MIRAGE
Aria
BELLAGIO
PRIMAL WATER
JOCKEY CLUB

2023 PROXY STATEMENT

ANNUAL NOTICE OF MEETING OF STOCKHOLDERS

MGM RESORTS INTERNATIONAL®

LETTER FROM OUR CEO AND PRESIDENT

Dear MGM Resorts International Stockholders:

Your company enjoyed a remarkable year in 2022, thanks to record-breaking annual Adjusted Property EBITDAR results in Las Vegas and our Regional markets, with a majority of our properties delivering individual record results.

Importantly, the year also showed the inherent benefits that the diversity of our portfolio brings, as the strength of our domestic results helped to offset headwinds in Macau. Now, as we enter 2023, we are encouraged by the preliminary results from Macau and are optimistic for MGM China to ramp up further and become a meaningful profit driver once again.

We are particularly excited by the positioning of our brand in Las Vegas as the city has transitioned into a leading global entertainment and sports destination. We benefit directly from our proximity to Allegiant Stadium, which brought in 1.5 million guests in 2022, as well as from T-Mobile Arena which is nestled in the epicenter of our resorts. Looking forward, Las Vegas’s first Formula 1 in the fall of 2023 and the 2024 Super Bowl further solidifies the strength of the city’s brand and the commutual relationship MGM Resorts shares with it.

Our outstanding employees continue to deliver a premier level of service to our guests driving loyalty and satisfaction. In fact, our customer satisfaction scores are at all-time highs for the Company. This is a testament to the relentless focus that they bring to their role every day and I couldn’t be prouder.

We completed a number of transactions in 2022 that contributed to our goal of simplifying our corporate structure, enhancing and diversifying our product offerings, and strengthening our balance sheet.

In April, we completed our transaction with VICI to redeem the majority of our operating partnership units in MGP for $4.4 billion in cash. We also made strategic changes to our Las Vegas portfolio with the closing of the acquisition of the operations of The Cosmopolitan of Las Vegas in May and disposition of the operations of The Mirage in December. In the regions, we announced the disposition of Gold Strike Tunica which officially closed in February of 2023.

On the digital front, BetMGM finished 2022 with over $1.4 billion in revenue and maintained its No. 1 position in iGaming and leading position in sports betting and iGaming. Beyond North America, we took a step towards our international digital expansion with the acquisition of LeoVegas out of Sweden in August. We are excited by the strength of their management team, growth plan, and mobile based technology platform.

Finally, we returned capital to shareholders last year in the form of share repurchases. In 2022, we repurchased 76 million shares and since the beginning of 2021 we have repurchased 119 million shares for $4.5 billion.

In 2022, we continued to advance our commitment to increased transparency by releasing our first disclosures aligned with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). These disclosures, in addition to our reporting aligned with SASB and GRI standards, help inform stakeholders about the potential risks we face related to climate change. Our efforts to improve our disclosures were recognized by CDP (formerly the Carbon Disclosure Project) with “A” ratings in both its Climate Change and Water Security surveys, a distinction MGM Resorts shares with only 56 other companies across the globe. In addition to enhancing our reporting, we joined the Better Climate Challenge under the U.S. Department of Energy, and reaffirmed our commitment to fight climate change with a target to reduce portfolio-wide Scope 1 & 2 GHG emissions by at least 50% within 10 years. Finally, we are proud of the inclusion of MGM Resorts in the latest Bloomberg Gender-Equality index.

These results demonstrate our commitment to achieving our long-term vision at MGM Resorts, which is to be the world’s premier gaming entertainment company through the execution of our five strategic priorities: investing in our people and planet; providing unique experiences for our guests by leveraging data-driven customer insights and digital capabilities; innovating our gaming product; delivering operational excellence at every level; and allocating our capital responsibly to yield the highest return for stockholders.

We accomplished a great deal in 2022 and our outlook is positive. Our strategic actions, together with the strength of our domestic properties, improving backdrop in Macau, and growth story in digital, position us well for the future.

Sincerely,

Bill Hornbuckle

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL ANNUAL MEETING

This year’s Annual Meeting will be held exclusively online. You may attend and vote during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2023. While you will not be able to attend the Annual Meeting in person, we ensure that stockholders will be afforded the same rights and opportunities to participate at the virtual meeting as they would at an in-person meeting.

As described in proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting, vote and submit questions online by visiting www.virtualshareholdermeeting.com/MGM2023. You may also submit questions in advance of the meeting until 8:59 p.m., Pacific Time on May 1, 2023 by going to www.proxyvote.com and logging in with your control number. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with our Annual Meeting Rules of Conduct, which will be made available prior to the Annual Meeting once stockholders are logged in. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 9:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	4 APPROVAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2023	to approve, on an advisory basis, the compensation of our named executive officers	to approve, on an advisory basis, the frequency with which the Company conducts advisory votes on executive compensation	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Stockholders of record at the close of business on March 9, 2023 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to join the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 2, 2023 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1, “FOR” Proposals 2 and 3, and for “ONE YEAR” with respect to Proposal 4.

Paul Salem

Chair of the Board

March 23, 2023

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE

INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Proxy Statement that are not historical facts are “forward-looking” statements within the meaning of the safe harbor under the Private Securities Litigation Reform Act of 1995 and other related laws. Such statements involve risks and/or uncertainties, including as described in the Company’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). MGM Resorts International (the “Company”) has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding its ability to execute on its strategic plan, return value to stockholders and achieve its environmental, social and governance (“ESG”) or corporate social responsibility (“CSR”) 2025 goals. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, effects of economic conditions and market conditions, including elevated levels of inflation, in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions, risks relating to cybersecurity and additional risks and uncertainties described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document.

2023 Annual Meeting of Stockholders

2023 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 2, 2023

10:00 a.m. Pacific Time

Via live audio webcast

on the Internet at

www.virtualshareholdermeeting.com/MGM2023

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 23, 2023, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the Annual Meeting prior to the start time. Online access will be available beginning at 9:45 a.m. Pacific Time. Our Annual Report to Stockholders for the year ended December 31, 2022 accompanies this Proxy Statement.

This year’s Annual Meeting will be held exclusively online. You may attend, vote and submit questions during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGM2023. You may also submit questions in advance of the meeting until 8:59 p.m., Pacific Time, on May 1, 2023 by going to www.proxyvote.com and logging in with your control number. You will not be able to attend the Annual Meeting in person as there will be no physical meeting location. We expect that in future years we will continue to host a virtual meeting only, which we believe is consistent with our cost reduction efforts to further position your Company for future growth. Furthermore, we believe a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. Finally, a virtual meeting is consistent with our goal to be an environmental leader and our core belief that a greener business is a better business.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 2, 2023. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 9, 2023 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 9, 2023, there were 372,891,936 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

MGM Resorts International 2023 Proxy Statement	1

2023 Annual Meeting of Stockholders

You may vote by attending the Annual Meeting virtually, by completing and returning a proxy by mail or by using the internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on May 1, 2023.

If you are a stockholder of record and wish to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGM2023, you may do so. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to virtually attend the Annual Meeting and vote online at the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage or other institution holding your Common Stock giving you the right to vote your shares.

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card	27	✓
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	39	✓
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	41	✓
Proposal No. 4: Advisory Vote on the Frequency of Holding the Advisory Vote to Approve Executive Compensation For holding the advisory vote to approve executive compensation every ONE YEAR	42	For “ONE YEAR”

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the votes cast on the matter.

QUORUM AND VOTES REQUIRED

The presence, in person (including virtually) or represented by proxy, of any number of stockholders together holding at least a majority of the total number of issued and outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2023 is considered a routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters to be voted on are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

2	MGM Resorts International 2023 Proxy Statement

2023 Annual Meeting of Stockholders

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of selection of independent registered public accounting firm	Majority of votes cast	Yes
3. Advisory vote to approve executive compensation	Majority of votes cast	No
4. Advisory vote on the frequency of holding the advisory vote to approve executive compensation	Majority of votes cast	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes cast. Any current director who does not receive a majority of the votes cast in an uncontested election is subject to the Board’s policy regarding resignations, which is set forth in our Corporate Governance Guidelines (as described below). An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Neither a vote to “ABSTAIN” nor a broker non-vote, although counted for purposes of determining a quorum, counts as a vote cast or as a vote “against” and therefore will have no effect with respect to the election of directors.

With respect to Proposals 2, 3 and 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted “for” or “against”, and, accordingly, an abstention will have no effect on any of these proposals. Proposal 2 is considered a “routine” matter, for which brokers, banks and other nominees may vote shares for which they have not received instructions. Proposals 1, 3 and 4 are considered “non-routine” matters, for which brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters. There will not be any broker non-votes on Proposal 2 and broker non-votes will have no effect on the outcome of Proposals 1, 3 and 4.

ADJOURNMENT

In accordance with the Company’s Amended and Restated Bylaws, the Chair of the Annual Meeting (or his designee) has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

HOW TO REVOKE OR CHANGE YOUR VOTE

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting virtually at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 1, 2023.

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent inspector of elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

COSTS OF AND PARTICIPANTS IN SOLICITATION

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by

MGM Resorts International 2023 Proxy Statement	3

2023 Annual Meeting of Stockholders

mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

COPIES OF PROXY MATERIALS

As permitted by the SEC, we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 23, 2023, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares in accordance with the voting instructions you received.

DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet

Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

STOCKHOLDER OUTREACH

We understand the importance of assessing our corporate governance and executive compensation practices regularly. Fiscal 2022 marked another year that members of senior management, together with the Chair of the Nominating and Corporate Governance Committee, who also serves as a member of the Human Capital and Compensation Committee, engaged in stockholder outreach activities, with a particular focus on gaining feedback related to governance topics, including executive compensation. Following the annual meeting in 2022, the Nominating and Corporate Governance Committee Chair, together with certain members of management, met with 5 of our institutional stockholders, which collectively totaled approximately 11% of our stockholder base, to discuss a wide range of topics, including executive compensation and corporate governance practices. As part of these discussions, we addressed concerns related to

4	MGM Resorts International 2023 Proxy Statement

2023 Annual Meeting of Stockholders

Mr. Levin’s service on multiple boards while serving as a CEO of a public company, by explaining that such service is integral to Mr. Levin’s duties as CEO and detailing the value Mr. Levin brought to the Board in light of his significant expertise in mergers and acquisitions activity, business development and deep knowledge of the digital space. In addition to meeting with the stockholders described above, two of our largest stockholders, holding together approximately 19% of our shares as of March 9, 2023, are represented on the Board of Directors and in this capacity are fully informed of, and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation.

In addition, following our last annual meeting, our Chief People, Inclusion & Sustainability Officer and members of her team engaged with investors to review areas related to human capital; diversity, equity and inclusion; environmental sustainability and broader environmental, social and governance (“ESG”) areas.

MGM Resorts International 2023 Proxy Statement	5

Corporate Governance

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AT A GLANCE

✓	Robust Director Nominee Selection Process	✓	Periodic Committee Refreshment and Committee Chair Succession

✓	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✓	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✓	Annual Election of Directors with Majority Voting Standard	✓	Award-Winning Commitment to Human Capital, Diversity & Inclusion, Philanthropy & Community Engagement and Environmental Sustainability

✓	Annual Board and Committee Self-Evaluations	✓	Anti-Hedging, Anti-Pledging and Clawback Policies

✓	Board Orientation and Continuing Education Program	✓	Executive and Director Stock Ownership Guidelines

✓	Codes of Conduct for Directors and Employees	✓	Proxy Access Right

✓	Separate Chair and Chief Executive Officer Roles	✓	Annual “Say on Pay” Advisory Vote

✓	Stockholder Ability to act by Written Consent

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Corporate Governance Guidelines.”

Our Corporate Governance Guidelines limit the number of total public company boards (including the Company) on which Directors may serve on to three when the Directors are engaged full-time as executives in another business unless the Board determines that simultaneous service on more than three such Boards by a full-time executive would not impair the ability of the Director to effectively serve on the Company’s Board.

Mr. Diller serves as Chairman and Senior Executive of IAC, Inc. (“IAC”) which owned an approximate 17% stake in the Company as of March 9, 2023. In addition, he serves as Chairman and Senior Executive of a company that was spun off from IAC and on one other company Board. The Board believes that Mr. Diller’s service on these additional public boards does not impair his ability to effectively serve on the Company’s Board, as evidenced by the active role he has taken in connection with his Board service, including attending 100% of Board meetings in 2022 and all but one meeting of the Finance Committee. Mr. Diller also actively meets with members of senior management to discuss the Company’s strategic plan and offers valuable leadership experience, significant experience in the entertainment industry and deep knowledge of the digital space. Mr. Diller also represents the interest of the Company’s largest stockholder and the Board believes it is important to be engaged with, and understand the views of, its stockholders in informing its strategic decisions.

CODE OF CONDUCT

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers, and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at investors.mgmresorts.com/investors/governance/governance-documents under the caption “Code of Business

6	MGM Resorts International 2023 Proxy Statement

Corporate Governance

Conduct and Ethics and Conflict of Interest Policy.” We intend to provide a summary of any material amendments and waivers to the Code of Conduct required to be disclosed under SEC rules at the same website location under the general heading “Governance Documents.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and, in some respects, exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Diller, Ms. Herman, Ms. Jammet, Mr. Levin, Ms. McKinney-James, Mr. Meister, Mr. Salem, Mr. Spierkel, Ms. Swartz, Mr. Taylor, and Mr. Winston who constitute greater than a majority of the Board, are independent under the rules of the NYSE. In consultation with outside counsel, the Board considered Mr. Diller’s position with Expedia Group, Inc. (“Expedia”) in connection with its determination that Mr. Diller was independent under the rules of the NYSE.

All members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee must be independent directors, as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Human Capital and Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Human Capital and Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We recognize the importance of aligning our Board’s interests with those of our stockholders. As a result, the Board maintains stock ownership guidelines for all of our directors that receive compensation from the Company. Under these guidelines, each director is expected to accumulate, by December 31 of the fifth year following the year he or she becomes a director, Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. As of December 31, 2022, all directors serving as of such date were in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also maintains stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

PROXY ACCESS

Our Amended and Restated Bylaws include “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or a group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, is generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria. Stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through

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its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

As of December 31, 2022, the Board consisted of eleven directors. In 2022, the Board met six times and had five Committees: the Audit Committee, the Human Capital and Compensation Committee, the Nominating/Corporate Governance Committee, the Corporate Social Responsibility and Sustainability Committee, and the Finance Committee. On March 1, 2023, the Board increased its size to twelve directors and appointed Ben Winston to serve on the Board.

Each director attended at least 75% of the total of all meetings of the Board and all committees on which the director served. Directors are expected to attend each annual meeting of stockholders, either virtually or telephonically. All directors attended last year’s virtual annual meeting.

The table below provides membership as of December 31, 2022 and meeting information for the Board Committees in 2022.

COMMITTEE MEMBERSHIP	AUDIT	HUMAN CAPITAL & COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	CORPORATE SOCIAL RESPONSIBILITY & SUSTAINABILITY	FINANCE

PAUL SALEM «	●				●

MARY CHRIS JAMMET	●	●		●

BARRY DILLER					●

ALEXIS M. HERMAN		●	●	●

WILLIAM J. HORNBUCKLE

JOEY LEVIN					●

ROSE MCKINNEY- JAMES		●		●

KEITH A. MEISTER	●				●

GREGORY SPIERKEL	●		●

JAN SWARTZ			●		●

DANIEL J. TAYLOR		●	●

Total Number of Meetings in 2022	9	10	4	4	7

🌑 Committee Chair 🌑 Committee Member « Chairman of the Board of Directors

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Below is a summary of the composition and responsibilities of our Audit, Human Capital and Compensation, Nominating/Corporate Governance, Corporate Social Responsibility and Sustainability and Finance Committees, each of which has a written charter available on our website at investors.mgmresorts.com/investors/governance/governance-documents under the captions “Audit Committee Charter,” “Human Capital and Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” “Corporate Social Responsibility and Sustainability Committee Charter,” and “Finance Committee Charter.” In addition to the committee membership and responsibilities outlined below, a member of the Board is also designated to serve as liaison to our Compliance Committee.1

AUDIT COMMITTEE MEMBERS: Gregory M. Spierkel, Chair Mary Chris Jammet Keith A. Meister Paul Salem INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All

•  Provides independent, objective oversight of our financial reporting system

•  Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

•  Reviews the independence and performance of our internal auditors and independent registered public accounting firm

•  Reviews our compliance with legal and regulatory requirements

•  Approves the report that is required to be included in this Proxy Statement

•  Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

•  Meets regularly with our management, independent registered public accounting firm, internal auditors, and the Compliance Committee, and reports its findings to the Board

•  Establishes and oversees procedures for the Company’s plans to mitigate cybersecurity risks and respond to data breaches

HUMAN CAPITAL AND COMPENSATION COMMITTEE MEMBERS: Alexis M. Herman, Chair Mary Chris Jammet Rose McKinney-James Daniel J. Taylor INDEPENDENT: All

•  Ensures that the compensation program for our executives is effective in attracting and retaining key officers and links compensation to performance and our overall business strategy

•  Oversees the Company’s policies and strategies relating to talent management, leadership development, employee engagement and corporate culture, including diversity, equity and inclusion

•  Establishes, implements, and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance-based incentive plans and administers and approves the grants of share-based awards and amendments to the clawback policy

•  Reviews succession planning process for key management positions and critical roles (other than the CEO), including the professional development of high potential employees, to ensure that plans are in place for orderly succession of the executive management team

•  Approves the annual Human Capital and Compensation Committee report appearing in this Proxy Statement

•  Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

•  Reviews at least annually the Company’s compensation policies and practices generally as they relate to the Company’s risk management practices

[1]

We have established a compliance committee of professionals who do not serve on our Board (the “Compliance Committee”) to oversee procedures designed to decrease the likelihood that any activities of the Company or any our affiliates would impugn our reputation or integrity in any of the specific jurisdictions in which we maintain gaming operations, or in the gaming industry in general. We are required by the

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Nevada Gaming Authorities and the New Jersey Administrative Code to maintain such a Compliance Committee and an associated Compliance Plan.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Daniel J. Taylor, Chair Alexis M. Herman Gregory M. Spierkel Jan G. Swartz INDEPENDENT: All

•  Ensures overall adherence to corporate governance practices

•  Selects director nominees to be recommended to the Board

•  Oversees the implementation of the Corporate Governance Guidelines

•  Develops and makes recommendations to the Board for specific criteria for selecting directors

•  Reviews and makes recommendations to the Board with respect to membership on committees of the Board

•  Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer

•  Oversees the annual self-evaluations of the Board

•  Oversees the orientation program for new directors and continuing education for directors

•  Follows developments regarding corporate governance and best practices related thereto

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair Mary Chris Jammet Alexis M. Herman INDEPENDENT: All

•  Reviews significant policies and performance and provides guidance on matters relating to corporate social responsibility and sustainability

•  Oversees and monitors the Company’s vision and values related to corporate social responsibility and sustainability

•  Advises the Board and management on significant public issues that are pertinent to the Company and its stakeholders related to corporate social responsibility and sustainability

•  Assists management in setting strategy, establishing goals, and integrating corporate social responsibility and sustainability into strategic and tactical business activities across the Company to create long-term stockholder value

•  Oversees the Company’s philanthropic programs, community relations activities, supplier and customer diversity programs and review annually charitable contributions made by the Company

FINANCE COMMITTEE MEMBERS: Joey Levin, Chair Barry Diller Keith A. Meister Paul Salem Jan Swartz INDEPENDENT: All

•  Oversee the Company’s long-range financial outlook, policies, and objectives

•  Review and make recommendations to the Board with respect to the Company’s capital structure

•  Approve the pricing of debt or equity offerings

•  Oversee the Company’s annual budget, including the Company’s capital plan

• Oversees strategies, financing structures and plans for significant corporate transactions • Oversee the Company’s relationships with, and standing in, the financial community

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HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, and as of the date of this Proxy Statement, none of the members of the Human Capital and Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Human Capital and Compensation Committee or Board.

DIRECTOR SELECTION PROCESS

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes:

•	leadership abilities;

•	financial acumen;

•	general and special business experience and expertise;

•	industry knowledge;

•	government experience;

•	other public company directorships;

•	high ethical standards;

•	independence;

•	sound judgment;

•	interpersonal skills;

•	overall effectiveness; and

•	ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs. In addition, the Nominating and Corporate Governance Committee requires that any search firm that it engages for a new director include persons who bring diversity with respect to self-identified characteristics such as gender, race, ethnicity and sexual orientation, in the initial list of qualified candidates from which the committee selects director candidates.

The matrix below is a summary of the range of skills and experiences that each director nominee brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications and diversity that each director offers, and the fact that a particular skill, experience or qualification is not listed does not mean that a director does not possess it.

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Board Diversity and Experience Matrix

	Barry Diller	Alexis M. Herman	William J. Hornbuckle	Mary Chris Jammet	Joey Levin	Rose McKinney- James	Keith A. Meister	Paul Salem	Jan G. Swartz	Daniel J. Taylor	Ben Winston
Experience and Skills
Leadership Experience
Financial Experience
Industry Experience
Public Company Directorship Experience
Government Experience
Background
Gender
Male
Female
Non-Binary
Does Not Disclose
Race
African American or Black
Alaskan Native or Native American
Asian
Hispanic, Latinx, or Spanish origin
Hawaiian or Pacific Islander
White
Two or More Races or Ethnicities
Does Not Disclose
Age/Tenure
Age*	81	75	65	55	43	71	50	59	53	66	41
Years on the Board	2	21	2	9	2	17	4	4	5	16	0

*	As of expected Annual Meeting Date.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, from time to time the Nominating/Corporate Governance Committee also retains an independent third-party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

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BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that the roles of Chair of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chair and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Presently, Mr. Hornbuckle is our Chief Executive Officer and Mr. Salem serves as Chair of the Board as the Board currently believes that the Company and its stockholders are best served by separating the positions of Chair and Chief Executive Officer. While the Board has no current intent to combine the roles, in the event that the roles of the CEO and Chair are combined in the future, the Board would consider appointing a strong lead independent director with a well-defined role similar to the responsibilities undertaken by our current Chair.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by Mr. Salem. The Chair is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Chair or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by Mr. Salem.

DIRECTOR EMERITUS DESIGNATION

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chair to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise. There are currently no former directors designated as a Director Emeritus.

DIRECTOR CONTINUING EDUCATION

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

RISK MANAGEMENT

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses the specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time.

In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, cybersecurity risk and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. The Audit Committee receives updates on information technology risks at least twice a year from the Chief Information Security Officer and the chair of the Audit Committee updates the full Board on these presentations. The Audit Committee also receives an annual assessment of its cybersecurity program by external subject matter experts. The Company’s information security programs are also subject to regular external audits against best practices varying in

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scope. Finally, the Company provides annual cybersecurity training for all personnel with network access, as well as additional education for personnel with access to customer and financial information systems.

The Human Capital and Compensation Committee reviews risks related to compensation, talent management and diversity, equity and inclusion. At least annually, the Human Capital and Compensation Committee reviews our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile. In addition, the Human Capital and Compensation Committee regularly reviews the results of the Company’s employee engagement surveys, workforce demographic information and the Company’s talent management and diversity, equity and inclusion programs to monitor for human capital related risks. Finally, the Human Capital and Compensation Committee manages risks associated with non-CEO senior management succession planning.

The Nominating/Corporate Governance Committee reviews our corporate governance practices, including Board composition and succession planning for the CEO, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

The Corporate Social Responsibility and Sustainability Committee guides our social impact and environmentally sustainable policies and oversees the management of risks associated with the Company’s environmental and social policies and the implementation of related programs.

The Finance Committee oversees the management of market and operational risk that could have a financial impact on the Company, including risks associated with the Company’s capital structure, liquidity, and financial markets as well as the Company’s material transactions and tax strategy.

BOARD DIVERSITY

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at investors.mgmresorts.com/investors/governance/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race, ethnicity, gender, age, geographic location, nationality and sexual orientation. Our Corporate Governance Guidelines and the Nominating/Corporate Governance Committee’s charter provide that any search firm engaged to identify potential Board nominees include persons who bring diversity with respect to self-identified characteristics such as race, ethnicity, gender, and sexual orientation in the initial list of qualified candidates from which the Nominating/Corporate Governance Committee selects director candidates in connection with any search for a new director. We believe that our commitment to diversity is demonstrated by the varied backgrounds of our Board nominees as reflected in the Board Diversity and Experience Matrix above.

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Chair. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Chair, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

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DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2022, except with respect to (i) a late Form 4 for Mr. Hornbuckle covering a sale effected pursuant to Mr. Hornbuckle’s Rule 10b5-1 trading plan and (ii) a late Form 4 for Ms. McKinney-James correcting the number of shares granted to Ms. McKinney-James related to her cash fee deferral election pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS
We encourage you to view our corporate governance materials on our website, investors.mgmresorts.com/investors/governance/governance-documents. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The following information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

•  Board Committee Charters

–  Audit Committee Charter

–  Human Capital and Compensation Committee Charter

–  Nominating Corporate Governance Committee Charter

–  Corporate Social Responsibility and Sustainability Committee Charter

–  Finance Committee Charter

• Corporate Governance Guidelines • Code of Business Conduct and Ethics and Conflict of Interest Policy

RISK OVERSIGHT

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risks related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk, and operational and strategic risk. Annually, the Company’s Internal Audit function conducts extensive interviews to identify current and future potential risks facing the Company. Internal Audit analyzes these risks, links them to the Company’s Strategic Plan, and presents them to the Chief Legal and Administrative Officer and Secretary. In addition, the significant risks identified in the Enterprise Risk Management process are annually presented to the Audit Committee for discussion. Our Board also convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in the Board’s decision-making process.

CYBERSECURITY RISK MANAGEMENT AND OVERSIGHT

We recognize the importance cybersecurity has to the success of our business. We also recognize the need to continually assess cybersecurity risk and evolve our response in the face of a rapidly and ever-changing environment. We have a seasoned Chief Information Security Officer (“CISO”) that continues to enhance our cybersecurity program and leads our efforts to mitigate technology risks in partnership with business leaders. Each year, special focus is given to maintaining and improving our alignment with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework and Privacy and Payment Card Industry (“PCI”) controls in support of protecting our technology and customer data. Additionally, we have a cybersecurity incident response plan in place that provides a documented framework for handling high and low severity security incidents and facilitates coordination across multiple parts of the business. We routinely perform attack and response simulations at the technical level, and annually execute tabletop response exercises at the management level. We utilize external expertise to perform annual assessments of our entire cybersecurity program, and personnel receive cybersecurity awareness training. To ensure thorough oversight, the Audit Committee is responsible for overseeing our cybersecurity risk and receives quarterly reports from the CISO on our cybersecurity risks and enterprise cybersecurity program. Finally, cybersecurity is integrated into the Company’s Code of Conduct that all employees are required to review and all employees with network access must take security awareness training. Over the past three years, the Company’s information and data systems have been subject to cybersecurity incidents, but no incident has been materially disruptive.

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SOCIAL IMPACT AND ENVIRONMENTAL SUSTAINABILITY

Governance of Environmental and Social Responsibility

The Corporate Social Responsibility and Sustainability Committee has had oversight over environmental and social responsibility at the Company for over a decade. Mr. Hornbuckle, our Chief Executive Officer and President and a Director, is actively engaged in strategy development and implementation, oversees these matters on behalf of management and serves as a liaison to the Corporate Social Responsibility and Sustainability Committee and senior management.

Material Environmental, Social & Governance (ESG) Issues

In 2019, MGM Resorts established an ESG task force comprised of executives from strategy, investor relations, risk, finance, facilities, purchasing, and other functions. The ESG task force spearheaded an ESG materiality assessment to identify the highest priority ESG issues for the Company. Climate Change, Human Capital Management, and Diversity & Inclusion were deemed the highest-priority ESG issues. The results were integrated into our Enterprise Risk Management processes and informed our strategic framework for Social Impact & Sustainability. We intend to refresh the materiality assessment in 2023.

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Strategic Framework for Social Impact & Sustainability

In 2020, we undertook a review of the Company’s Social Impact & Sustainability strategy, simplified our strategic priorities, and created closer alignment between these priorities and specific United Nations Sustainable Development Goals. Our updated platform – Focused on What Matters: Embracing Humanity & Protecting the Planet – is shown below.

To drive progress in these areas, MGM Resorts established fourteen forward-looking goals across our three strategic pillars: (i) Fostering Diversity, Equity & Inclusion, (ii) Investing in our Communities, and (iii) Protecting the Planet. We have already achieved and reset some of these 2025 goals.

We set three new climate targets to supplement the Company’s fourteen primary Social Impact & Sustainability goals. In 2021, we established two climate targets, both aligned with the 1.5°C pathway: (i) a commitment to reducing absolute Scope 1 and 2 greenhouse gas (“GHG”) emissions by 50% by 2030 (2019 base year); and (ii) a commitment to sourcing 100% renewable electricity in the United States and 80% globally by 2030. Additionally, in 2022, we developed a climate target for our value chain emissions aligned with the well below 2.0°C pathway: a commitment to reducing absolute emissions across significant Scope 3 categories by 30% by 2030 (2019 base year). These goals were informed by guidance from the Science-based Targets Initiative (“SBTi”) and were submitted for approval by that body. Progress toward these climate targets will be outlined in our annual ESG disclosures, including our Task Force on Climate-related Financial Disclosures (“TCFD”) report.

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Investing in Our Communities – Our Core Belief & Strategic Priorities

Core Belief:

As a member of the communities in which we operate, we believe it is our responsibility to contribute to the social and economic progress of where we live and work.

Our strategies aim to reflect, sustain and build on the best of a community, advancing workforce opportunities, strengthening education and championing food security in all our regions.

We are passionately committed to philanthropy, volunteerism and community engagement.

For example, in 2021 MGM Resorts agreed to be a founding partner in a new farming facility, Freight Farms, which is expected to launch growing operations in two 40-foot shipping containers that can produce an output equivalent to that of 3.5 acres of land-based farming. The project is expected to bring fresh produce into Las Vegas’ Historic Westside, a predominantly African American community, and help address food insecurity by providing fresh healthy food to the local community. The community farming facility is expected to be fully operational by the spring of 2023. The City of Las Vegas has completed a feasibility study and the retrofit work required to build the community farming facility. To support this project, the Company made a one-time donation of $500,000 in 2021 and MGM Resorts’ food and beverage team members have collaborated on the project and provided consulting support to the city on a pro-bono basis.

In 2022, MGM Resorts partnered with Grant a Gift Autism Foundation-Ackerman Center (“GGAF”) on a new vocational job placement program, providing training and MGM Resorts employment opportunities to individuals with autism. As the largest private employer in Nevada, MGM Resorts has a responsibility to contribute to social and economic progress of our community, including creating pathways to employment for individuals with autism. National data shows that most autistic adults are unemployed or underemployed and experience substantial challenges to attaining competitive employment opportunities. The program helps ensure that teens and adults with autism are provided the support necessary to gain meaningful employment. As part of the partnership, MGM Resorts has pledged $1 million to expand the program over the next few years.

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Fostering Diversity, Equity & Inclusion – Our Core Belief & Strategic Priorities

Core Belief:

We know the importance of respecting each other’s differences.

We endeavor to embrace and leverage those differences to achieve best-in-class experiences and cultivate stronger ties with our guests, employees, neighbors and partners.

We are committed to taking strong and principled stands on issues of equality and aim to better unify our world.

For example, the Company offers 20 employee network groups (“ENGs”) throughout the enterprise. With a focus on 12 affinities, our ENGs continually provide access to opportunities for all employees. These groups help advance our efforts around diversity, equity and inclusion.

The ENGs advance an inclusive culture and workplace thereby promoting tolerance, mutual respect, equality and belonging while harnessing diverse views and ideas as levers for innovation.

MGM Resorts International 2023 Proxy Statement	19

Corporate Governance

Protecting the Planet – Our Core Belief & Strategic Priorities

Core Belief:

We believe a greener business is a better business and environmental leadership is critical to 21st century corporate leadership.

We preserve the environment by reducing water use, energy consumption, and waste, while increasingly purchasing environmentally preferable materials.

We are committed to corporate environmental leadership and continuing our efforts around water stewardship and the fight against climate change.

For example, in 2021 we opened the 100 MW MGM Resorts Mega Solar Array. The journey to this milestone was a long one: in 2016, MGM Resorts transitioned to distribution only service with the local utility in southern Nevada in order to control our energy future and to increase our use of renewable electricity. In mid-2021, production from the array began, providing up-to 90% of daytime electricity use of MGM Resorts’ Las Vegas properties (>65M square feet), and nearly 30% of total Las Vegas electricity use (day and night). We expect that the array will be a key enabler of our carbon reduction and renewable electricity sourcing goals.

While we continue to focus on carbon and saw the first full year of successful operations for the MGM Resorts Mega Solar Array, in 2022 we intentionally placed particular emphasis on corporate water stewardship. As part of our effort to achieve a leadership position in this area, we delivered a robust water white paper, a global water policy, and a strategic framework for addressing water use. Additionally, we became the first gaming and Las Vegas-based company to endorse the CEO Water Mandate – a UN Global Compact initiative that mobilizes business leaders on water, sanitation, and the United Nations Sustainable Development Goals.

ESG Reporting

The Company has been making new ESG disclosures as a part of its commitment to transparently inform our stakeholders on ESG-related policies, programs and performance. Throughout 2022, we continued our progress on key ESG initiatives and enhanced our disclosures, supporting our commitment to MGM Resorts’ Focused on What Matters platform and the United Nations Sustainable Development Goals. Our most recent Social Impact & Sustainability Report built on the robust disclosures of 2021 to illustrate progress across our public Social Impact & Sustainability goals, and we expect to publish a new report in 2023 detailing progress made in 2022.

20	MGM Resorts International 2023 Proxy Statement

Corporate Governance

MGM Resorts published its first report aligned with the Task Force on Climate-related Financial Disclosures (“TCFD”) in May of 2022. This report adds to our set of disclosures aligned with globally-recognized standards, including standards from the Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”). As our catalog of reports aligned to leading ESG frameworks has grown, we have updated our website to efficiently present these disclosures and policies at mgmresorts.com/esg. The content on this website is for informational purposes only and such content is not incorporated by reference into this Proxy Statement.

These disclosures resulted in improved ESG scores with raters including Refinitiv, R-Factor, and Sustainalytics. Improvements to our Governance disclosures enabled us to earn the top rating (1) across all pillars of the ISS ESG Quality Score and improvements to our environmental disclosures earned us “A” grades (the highest score) in both CDP Climate (previously scored as “A-“) and CDP Water (previously scored as “D”). Improvements to our Diversity, Equity & Inclusion disclosures and performance enabled us to be listed on the 2023 Bloomberg Gender-Equality Index.

Selected ESG Leadership and Recognition:

MGM Resorts International 2023 Proxy Statement	21

Director Compensation

DIRECTOR COMPENSATION

2022 DIRECTOR COMPENSATION

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity, and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation and in 2022, at the recommendation of the Company’s compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Board determined to (i) increase the fee for service as Chair of the Board from $175,000 to $250,000 and (ii) provide that the retainer for service on the MGM China Holdings Limited (“MGM China”) board shall reflect the compensation received by similarly situated independent directors of MGM China. In determining to increase the fee payable to the Chair of the Board, several factors were considered, including the time and commitment spent by the Chair in assisting the Company in executing on its strategic initiatives, such as completion of the Company’s asset light strategy, and assisting management in its goal to become the leading global gaming and entertainment Company. In addition, the Chair devotes a significant amount of time to governance matters and attends, and participates in, almost all of the committee meetings during the year. The Chair also meets regularly with senior members of management to discuss the Company’s business.

The following table sets forth information regarding non-management director compensation for 2022.

NAME	FEES EARNED OR PAID IN CASH		STOCK AWARDS(A)(B)		ALL OTHER COMPENSATION(C)	TOTAL

Barry Diller	$—		$—		$—	$—

Alexis M. Herman	170,000		175,000		14,160	359,160

Mary Chris Jammet	150,000		175,000	(E)	14,160	339,160

Joey Levin	—		—		14,160	14,160

Rose McKinney-James	160,000	(D)(E)	175,000	(E)	14,160	349,160

Keith Meister	130,000	(E)	175,000	(E)	14,160	319,160

Paul Salem	361,250	(E)(F)	175,000	(E)	14,160	550,410

Gregory M. Spierkel	150,000		175,000	(E)	14,160	339,160

Jan G. Swartz	130,000		175,000		14,160	319,160

Daniel J. Taylor	266,500	(G)(H)	175,000		14,160	455,660

(A)

The amount reflected in this column is the grant date fair value of awards granted during 2022, computed in accordance with FASB ASC 718. In respect of the annual equity retainer, except for Mr. Diller and Mr. Levin, each non-management director received a grant of 4,453 RSUs with a value of $175,000 in May 2022, which will vest on May 4, 2023. Mr. Diller and Mr. Levin have elected to decline any compensation for their service on the Board other than Mr. Levin accepting MGM Rewards Points pursuant to the Company’s Facility Use Policy.

(B)

On December 31, 2022, non-management director held the following shares of RSUs, which were granted in 2022 and are not fully vested, and deferred stock units (including DEUs associated with these awards): Ms. Herman, 4,454; Ms. Jammet, 8,954; Ms. McKinney-James, 56,429; Mr. Meister, 40,200; Mr. Salem, 75,824; Mr. Spierkel, 59,959; Ms. Swartz, 4,454; and Mr. Taylor, 83,935.

(C)

Reflects a reasonable estimate, at our discounted rate for insiders, of the points provided to directors (whether used or not) with benefits under our MGM Rewards Points program pursuant to the Company’s Facility Use Policy (as described below).

(D)	Includes an annual retainer of $10,000 for serving on the Board of Directors of MGM Grand Detroit, LLC.

(E)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(F)	Includes an annual retainer of $250,000 for his role as Chair of the Board, which was increased from $175,000 on May 5, 2022.

(G)	Includes an annual retainer of $20,000 for his role as liaison to Compliance Committee.

(H)	Includes an annual retainer of $98,500 for his service on the board of MGM China, which was increased from $90,500 on May 5, 2022.

22	MGM Resorts International 2023 Proxy Statement

Director Compensation

INDEPENDENT DIRECTOR COMPENSATION STRUCTURE

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as the Chair of the Board, an annual fee for service as liaison to the Compliance Committee of the Company, an annual fee for engaging in annual diligence review and strategic oversight in key areas of interest, which may include traveling from time to time, and an annual fee for service on the MGM China Board of Directors. Independent directors also receive an annual equity incentive award. The Company’s omnibus incentive plan provides a cap on overall director compensation of $750,000, with a higher $1,000,000 cap during a director’s initial year of service and for the Chair of the Board.

For 2022, independent director cash compensation was structured as follows:

Annual Retainer	$90,000

Additional Annual Retainer for Chair	$250,000(1)

Additional Annual Retainer for Service on the MGM China Board	$98,500(2)

Additional Annual Retainer for Committee Service	$20,000 per committee

Additional Annual Retainer for Committee Chairs	$20,000

Additional Annual Retainer for Liaison to Compliance Committee	$20,000

Additional Annual Retainer for Engaging in Diligence Review in Key Areas of Interest	$7,500

Per-Meeting Fees	None

(1)	On May 5, 2022, the annual retainer for Chair was increased to $250,000.

(2)	On May 5, 2022, the annual retainer for services on the MGM China Board was increased to $98,500.

Directors are reimbursed for expenses to attend Board and committee meetings.

INDEPENDENT DIRECTOR USE OF COMPANY FACILITIES

We have a Policy Concerning Independent Director Use of Company Facilities (the “Facility Use Policy”). To permit independent directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of stockholders, each independent director is offered a certain amount of MGM Rewards Points to be utilized at our resort facilities. As each independent director may have different schedule constraints resulting in varying frequencies of visits to our facilities, independent directors may request to receive a lesser number of MGM Rewards Points to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each independent director who has served on the Board for a minimum of three years will continue to be offered a certain amount of MGM Rewards Points for an additional three years after they have ceased to serve on the Board, provided (a) the independent director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the independent director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the independent director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of MGM Rewards Points awarded to each independent director and former independent director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each independent non-management director and former independent non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

MGM Resorts International 2023 Proxy Statement	23

Principal Stockholders

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 9, 2023 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 372,891,936 shares of our Common Stock outstanding as of March 9, 2023.

NAME(A)	COMMON STOCK		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(B)(C)	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)

Barry Diller	—		—	—	*	—

Gary Fritz	11,349		—	11,349	*	—

Jonathan S. Halkyard	13,295		—	13,295	*	—

Alexis M. Herman	12,693	(D)	4,454	17,147	*	—

William J. Hornbuckle	232,180	(E)	11,259	243,439	*	—

Mary Chris Jammet	5,250		—	5,250	*	8,954

Joey Levin	—		—	—	*	—

Rose McKinney-James	—		891	891	*	55,538

John M. McManus	68,324		6,529	74,853	*	—

Keith A. Meister	6,673,778	(F)	—	6,673,778	1.79%	40,200

Paul Salem	1,555,000		—	1,555,000	*	75,824

Corey I. Sanders	242,727	(G)	8,857	251,584	*	—

Gregory M. Spierkel	26,642	(H)	—	26,642	*	59,959

Jan G. Swartz	46,344	(I)	4,454	50,798	*	—

Daniel J. Taylor	—		4,454	4,454	*	79,481

Ben Winston	—		986	986	*	—

All current directors and executive officers as a group (16 persons total)	8,887,582		41,884	8,929,466	2.39%	319,956

*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)

Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)

Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Includes 12,693 shares held in living trust.

(E)	Includes 172,781 shares held in trust.

(F)

The 6,673,778 shares of Common Stock included in the table above are held for the accounts of certain private investment funds for which Corvex Management LP (“Corvex”) acts as investment adviser, including Corvex Master Fund LP and Corvex Select Equity master Fund LP. The general partner of Corvex is controlled by Mr. Meister.

(G)	Includes 36,465 shares held in trust.

(H)	The 26,642 shares are held in grantor trust.

(I)	Includes 19,858 shares held in trust.

24	MGM Resorts International 2023 Proxy Statement

Principal Stockholders

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 9, 2023, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 372,891,936 shares of our Common Stock outstanding as of March 9, 2023:

NAME AND ADDRESS	COMMON STOCK BENEFICIALLY OWNED(A)	PERCENT OF CLASS
IAC, Inc.(B) 555 West 18th Street New York, NY 10011	64,723,602	17.36%
The Vanguard Group(C) 100 Vanguard Blvd. Malvern, PA 19355	34,064,558	9.14%
BlackRock, Inc.(D) 55 East 52nd Street New York, NY 10055	21,975,943	5.89%
T. Rowe Price Investment Management, Inc. (E) 100 East Pratt Street Baltimore, MD 21202	21,276,150	5.71%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Based upon a Schedule 13D/A filed by IAC, Inc. with the SEC on August 26, 2022. Reflects sole voting power and sole dispositive power of 64,723,602 shares.

(C)

Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. Reflects sole dispositive power of 32,787,483 shares. Reflects shared voting power of 428,025 shares and shared dispositive power of 1,277,075 shares.

(D)	Based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2023. Reflects sole voting power of 19,711,061 and sole dispositive power of 21,975,943 shares.

(E)	Based upon a Schedule 13G filed by T. Rowe Price Investment Management, Inc. with the SEC on February 14, 2023. Reflects sole voting power of 8,614,076 and sole dispositive power of 21,276,150 shares

SECURITY OWNERSHIP IN OUR SUBSIDIARIES

As of the close of business on March 9, 2023, none of our directors, director nominees or named executive officers held shares in MGM China.

MGM Resorts International 2023 Proxy Statement	25

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring prior review and oversight by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. Our executive officers and directors may also enter into transactions with us involving the purchase of goods or services, such as hotel rooms, tickets to events or meals at restaurants. These transactions are in the ordinary course of our business, and we provide them on terms that we offer to our customers generally. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction. The Company had the following related party transactions since the beginning of 2022:

In 2020, Sean Lanni, the son-in-law of Mr. Hornbuckle, our Chief Executive Officer, President and a Director of the Company entered into a three-year employment agreement with the Company for the position of President of Far East Marketing, which provides for a base salary, effective January 1, 2021, of $495,000. In addition, Mr. Lanni is eligible for an annual equity award and a target annual bonus on the same general terms and conditions as applicable to employees in similar positions who are not related to Mr. Hornbuckle. Mr. Lanni will also be eligible to participate in a special bonus program which will provide him with the opportunity to earn an incremental annual bonus in an amount up to 50% of his base salary based on incremental increases in theoretical profit from Far East/Asian marketing gaming customer play. In addition, Mr. Lanni may be eligible to receive special bonuses from time to time and, in connection with his contributions in 2022, he received special bonuses aggregating $155,000 primarily related to his efforts in connection with the Company’s receipt of a new 10 year Concession contract in Macau.

In addition, in February of 2022, the Audit Committee reviewed and approved a transaction between the Company and Corvex Management LP (“Corvex”) where the Company agreed to repurchase 4.5 million shares of Company Common Stock from Corvex at $45.00 per share for a total of $202.5 million. Corvex is controlled by Keith Meister who serves on the Board.

26	MGM Resorts International 2023 Proxy Statement

Proposals Requiring Your Vote

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders, other than Mr. Winston who was appointed to the Board on March 1, 2023. In connection with the Annual Meeting, the size of our Board will be reduced to 11 directors. If any of the following nominees should be unavailable to serve as a director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality), leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•

Leadership experience.  Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

•

Industry experience.  We seek to have directors with experience as executives, as directors or in other leadership positions in the resort, gaming and entertainment industries in which we participate, particularly given the highly regulated nature of these industries, as well as experience in the digital industry working with omni channel platforms.

•

Government experience.  We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•

Public company directorship experience.  We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

MGM Resorts International 2023 Proxy Statement	27

Proposals Requiring Your Vote

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

BARRY DILLER

Principal Occupation/Other Directorships

•  Chairman and Senior Executive of IAC, Inc. (“IAC”) since December 2010.

•  Chairman and Senior Executive of Expedia Group, Inc., an online travel company (formerly, Expedia, Inc.), since August 2005.

•  From 1995 to late 2010, served as the Chairman and the Chief Executive Officer of IAC.

•  Since December 1992, beginning with QVC, Inc., served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC.

•  From October 1984 to April 1992, served as Chairman and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company in addition to Fox’s motion picture operations.

•  Before joining Fox, served for 10 years as the Chairman and Chief Executive of Paramount Pictures Corporation. In March 1983, in addition to Paramount, became President of the conglomerate’s newly formed Entertainment and Communications Group, which included Simon & Schuster, Inc., Madison Square Garden Corporation and SEGA Enterprises, Inc.

•  Prior to joining Paramount, served as Vice President of Prime Time Television for ABC Entertainment.

•  Through his foundation he supported projects for Roundabout Theatre Company, Signature Theatre, The Public Theater, and Motion Picture & Television Fund, and is creating Little Island, a park and performance center in the Hudson River.

•  Director of The Coca-Cola Company since April 2002.

•  Member of The Business Council.

AGE: (81) DIRECTOR SINCE 2020 CHAIRMAN AND SENIOR EXECUTIVE OF IAC

Director Qualifications

Leadership experience—Serves as Chairman and Senior Executive of IAC. Served as Chief Executive Officer of Fox, Inc. from 1984 to 1992, responsible for the creation of Fox Broadcasting Company, and Fox’s motion picture operations. Prior to Fox, served for 10 years as Chief Executive Officer of Paramount Pictures Corporation.

Finance experience—Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company.

Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries, at Expedia Group, Inc., which empowers travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.

Public company directorship experience—Director and member of various board committees of several public companies.

28	MGM Resorts International 2023 Proxy Statement

Proposals Requiring Your Vote

ALEXIS M. HERMAN

Principal Occupation/Other Directorships

•  Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.

•  Lead Director, Chair of the Governance and Nominating Committee, and member of the Technology Committee, Finance Committee, and Executive Committee of Cummins Inc.

•  Director and member of the Personnel Committee and member of the Corporate Governance Committee of Entergy Corp.

•  Director and member of the Compensation Committee and Chair of the Public Issues and Diversity Review Committee of The Coca-Cola Company.

•  United States Secretary of Labor from 1997 to 2001.

•  Member of the Board of Trustees of the National Urban League, a civil rights organization, and member of the Board of Trustees of Toyota Technological Institute at Chicago University.

•  President of the Dorothy I. Height Education Foundation and Co-Chair of the Presidential Leadership Scholars Initiative.

AGE: (75) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization.

Finance experience—Member of the finance committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world.

Government experience—Former United States Secretary of Labor.

Public company directorship experience—Director and member of various board committees of several public companies; member of advisory boards to public companies.

MGM Resorts International 2023 Proxy Statement	29

Proposals Requiring Your Vote

WILLIAM J. HORNBUCKLE

Principal Occupation/Other Directorships

•  Chief Executive Officer and President of the Company since July 2020 and Acting Chief Executive Officer and President from March 2020 through July 2020.

•  Formerly President and Chief Operating Officer of the Company from March 2019 to March 2020, President since December 2012 and Chief Customer Development Officer since December 2018.

•  Chairman of the MGM China board since March 2020 and a director of MGM China since 2011; previously a director of MGM Growth Properties LLC from 2016 through March 2020.

•  Previously served as Director of PLAYSTUDIOS, Inc. from June 2021 to December 2021.

•  Chief Marketing Officer of the Company from August 2009 to August 2014.

•  Founder and Board Member of GBank Financial Holdings from March 2007 through the present and Chair of the Compensation Committee.

•  President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas from April 2005 to August 2009.

•  Previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of MGM’s gaming operations in the United Kingdom.

•  Previously served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas.

•  Spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998.

•  Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas.

•  Appointed Chair of the US Travel and Tourism Advisory Board in 2022.

AGE: (65) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY

Director Qualifications

Leadership experience—Chief Executive Officer of the Company since July 2020 and has held several key executive positions with the Company for over 10 years.

Finance experience—Served as Chief Operating Officer of the Company and as Chief Operating Officer for many other reputable gaming-industry companies.

Industry experience—Served in various roles at the Company and other casino companies for over three decades.

Public company directorship experience—Current director and Chairman of MGM China, a Hong Kong Stock Exchange listed company, and a former director of MGM Growth Properties LLC.

30	MGM Resorts International 2023 Proxy Statement

Proposals Requiring Your Vote

MARY CHRIS JAMMET

Principal Occupation/Other Directorships

•  Founder and principal of Bristol Partners, LLC.

•  Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management (now Franklin Templeton), an international asset management firm.

•  Member of the Board of Directors for Adams Diversified Equity Funds (NYSE: ADX) and Adams Natural Resources Fund (NYSE: PEO) since December 2020. Member of the Nominating and Governance Committee and Audit Committee for both ADX and PEO.

•  Former Independent Director for Payless ShoeSource Inc. from June 2018 to January 2019 and Chair of the Nominating and Governance Committee, Chair of the Corporate Social Responsibility Committee and Member of the Special Committee.

•  Member of the Finance Department Advisory Board Sellinger School of Business at Loyola University Maryland.

•  Received a CERT Certificate in Cybersecurity Oversight in 2020 from the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

AGE: (55) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

Director Qualifications

Leadership experience—Former Senior Vice President of one of the largest international asset management firms.

Finance experience—Served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements.

Industry experience—Served as an equity analyst researching the gaming and lodging industries.

Public company directorship experience—Current Member of the Board of Directors for ADX and PEO, both NYSE-listed funds.

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Proposals Requiring Your Vote

JOEY LEVIN

Principal Occupation/Other Directorships

•  Chief Executive Officer and Director of IAC since June 2015.

•  Served in various roles at IAC since he joined the company in 2003 working in the Mergers & Acquisitions group.

•  Former CEO of Mindspark Interactive, a division of IAC, and has led various businesses for IAC until his appointment to CEO and the Board of Directors in 2015.

•  Prior to joining IAC, worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) in San Francisco.

•  Chairman of the Board of Directors of Angi Inc. (formerly ANGI Homeservices Inc.). Chief Executive Officer of Angi since October 2022.

•  Previously served as Chairman of the Board of Vimeo Inc. from May 2021 to March 2023, Chairman of the Board of Match Group, Inc. from October 2015 to 2021 and Director of Match Group, Inc. through Sept. 2022. Also previously served as a Director of several publicly traded consumer technology companies including Groupon, Inc., LendingTree, Inc, and The Active Network through its IPO and up until its sale to Vista Equity Partners.

AGE: (43) DIRECTOR SINCE 2020 CHIEF EXECUTIVE OFFICER OF IAC

Director Qualifications

Leadership experience—Chief Executive Officer of IAC, a leading media and internet company, and served as Chairman of the Board of Match Group, Inc., an internet and technology company with the largest global portfolio of online dating services, and ANGI Homeservices Inc., a global leader in home improvement.

Finance experience—Significant experience in financings, mergers, acquisitions, investments and strategic transactions through his various roles at IAC and in the Technology Mergers & Acquisition group for Credit Suisse.

Industry experience—Extensive experience in the media and Internet sectors, including experience at IAC, with businesses in the marketing and technology industries.

Public company directorship experience—Serves as a director of several public companies, including as Chairman of the Board of Directors for Match Group, Inc. and ANGI Homeservices Inc.

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Proposals Requiring Your Vote

ROSE MCKINNEY-JAMES

Principal Occupation/Other Directorships

•  Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.

•  Director of CLEAResult since November 2020 and a member of its Audit Committee.

•  Director of Ioneer Ltd. since January 2021.

•  Director of Ledger8760, Inc. since April 2021.

•  Trustee of Finite Corporation since October 2021.

•  Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.

•  Member of the Audit Committee and Chair of the CRA Committee of Toyota Financial Savings Bank.

•  Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.

•  Serves on the Board of Directors of MGM Grand Detroit, LLC and as an Emeritus Director of Three Square and Nevada Partners.

•  Board Chair of the Governance and Nominating Committee of The US Energy Foundation and Chair of The US Energy Foundation from 2020 to 2022.

•  Director of the National Association of Corporate Directors Southern California Pacific Southwest Chapter and Fellow of the National Association of Corporate Directors.

•  Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.

•  Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

AGE: (71) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

Director Qualifications

Leadership experience—Former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies.

Finance experience—Finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank, member of the Audit Committee of CLEAResult.

Industry experience—Former director of Mandalay Resort Group prior to its acquisition by the Company.

Government experience—Former leader of two Nevada state government agencies.

Public company directorship experience—Former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses.

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Proposals Requiring Your Vote

KEITH A. MEISTER

Principal Occupation/Other Directorships

•  Founder, Managing Partner & Chief Investment Officer of Corvex Management LP since 2010.

•  Director and Chairman of CM Life Sciences, Inc., CM Life Sciences II Inc. and CM Life Sciences III Inc. prior to 2022.

•  Director of GeneDx Holdings Corp., from January 2021 through the present and a member of its Audit Committee.

•  Director of BetMGM since May 2020.

Senior Managing Director of the General Partners of Icahn Partners L.P. and affiliated funds from November 2004 to August 2010.

•  Co-President of J Net Ventures from January 2000 through September 2001.

•  Prior to launching J Net Ventures, Mr. Meister worked at NorthStar Capital and Lazard Freres.

•  Previously served as a director on numerous other public boards including: Yum! Brands, Inc., The Williams Companies, The ADT Corporation, Ralcorp Holdings and Motorola, Inc./Motorola Mobility, Inc., among others.

•  Chairman of the Board of Directors for Harlem Children’s Zone and a member of the board of trustees for the American Museum of Natural History.

AGE: (50) DIRECTOR SINCE 2019 FOUNDER, MANAGING PARTNER & CHIEF INVESTMENT OFFICER OF CORVEX MANAGEMENT LP

Director Qualifications

Leadership experience—Operational and management expertise as managing partner and executive officer of an investment firm and diversified holding company.

Finance experience—Expertise in finance, capital markets, strategic development and risk management.

Public company directorship experience—Director and board committee member of public companies in a variety of industries.

Industry Experience—Served as board member of a company with assets and operations in the casino and gaming industry.

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Proposals Requiring Your Vote

PAUL SALEM

Principal Occupation/Other Directorships

•  Co-Founder and CEO of Salem Capital Management (“SCM”) since 2019 and Executive Director of the Salem Foundation.

•  Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2019 and with Providence from 1992 – 2019, which specializes in investing in the media, communications, education and information industries. Established Providence’s European office in 1999, and co-founded Benefit Street Partners in 2008 (the debt capital markets business of Providence).

•  Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.

•  Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.

•  Chair of the Board of the Woods Hole Oceanographic Institute, the world’s leader in ocean discovery and research.

•  Former Chair of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a former board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.

•  Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

AGE: (59) CHAIRMAN OF THE BOARD SINCE 2020 AND DIRECTOR SINCE 2018 SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

Director Qualifications

Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019.

Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.

Public company directorship experience—Former director of public company in the education industry, former Chairman of MGM Growth Properties LLC.

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Proposals Requiring Your Vote

JAN G. SWARTZ

Principal Occupation/Other Directorships

•  Group President of Holland America Group of Carnival Corporation, leading Princess Cruises, Holland America Line, Seabourn and Carnival Australia. Previously, Group President of Princess Cruises and Carnival Australia from 2016-2020. President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013. Previously served in progressive roles at Princess Cruises starting in 2001 as the Vice President of Strategy and Business Development and led the deal evaluation and integration efforts in connection with Carnival Corporation’s acquisition of P&O Princess in 2002.

•  Led Princess Cruises expansion throughout Asia, opening 11 offices across China, Japan, Taiwan, Singapore, Hong Kong and Korea.

•  Co-led Carnival Corporation’s Ocean Medallion digital transformation initiative, which has won the 2018 Gold New York Design Award for Digital IoT, a CES 2019 Innovation Award Honoree and was a finalist for a 2019 Edison Award for its wearable device and guest experience platform available today on Princess ships.

•  Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999 to 2000.

•  During the 1992-1999 period, served as an associate consultant, consultant and manager at Bain & Company, Inc.

AGE: (53) DIRECTOR SINCE 2018 GROUP PRESIDENT, HOLLAND AMERICA GROUP of CARNIVAL CORPORATION SERVING PRINCESS CRUISES, HOLLAND AMERICA LINE, SEABOURN AND P&O AUSTRALIA

Director Qualifications

Leadership experience—Current Group President at Carnival Corporation, the world’s largest leisure travel company leading four of Carnival Corporation’s nine cruise brands; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation.

Finance experience—Various progressive roles at Carnival Corporation involving oversight of several brands’ financial performance.

Industry experience—Current Group President at the world’s largest leisure travel company; oversaw the international expansion of the cruise category throughout Asia and has worked with leading consumer and service companies on growth and digital transformation strategies.

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Proposals Requiring Your Vote

DANIEL J. TAYLOR

Principal Occupation/Other Directorships

•  Employed as an executive of Tracinda Corporation from 2007 through 2019.

•  Director of MGM China. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products and EV charging stations.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Tax Manager and CPA specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Non-Executive Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (66) DIRECTOR SINCE 2007 DIRECTOR OF MGM GROWTH PROPERTIES SINCE 2016 DIRECTOR OF MGM CHINA SINCE 2020

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company.

Finance experience—Former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm.

Industry experience—Former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—Former director and board committee member of a public oil and gas company; former director of a management consulting company; former director of MGM Growth Properties LLC and current director of MGM China, a Hong Kong Stock Exchange listed company.

MGM Resorts International 2023 Proxy Statement	37

Proposals Requiring Your Vote

BEN WINSTON

Principal Occupation/Other Directorships

•  Award-winning Producer, Director and Founding Partner of Fulwell 73, which specializes in making high quality television and film productions, since 2005.

•  Executive producer of many television and film productions including, “The Late Late Show with James Corden” from 2015 to 2023, “The Grammy Awards,” for CBS, “The Kardashians,” for Hulu, “Carpool Karaoke” for Apple TV, and “Friends” The Reunion for HBO MAX.

•  Has created and produced several music specials for various award winning artists and oversaw “Global Citizen: Mandela 100” in South Africa in 2018.

•  12 time Emmy winner, 31 time Emmy nominee, 5 time Critics Choice Award Winner, 3 time Brit Award winner, 2 time PGA Award Winner, Rose D’or winner, Bafta Winner, Grammy nominee.

AGE: (41) DIRECTOR 2023 PRODUCER, DIRECTOR AND FOUNDING PARTNER OF FULWELL 73

Director Qualifications

Leadership experience— Founding Partner of Fulwell 73, an international television, film and production company that operates across a wide range of genres and across all media platforms, including theatrical, broadcast and digital.

Industry experience—Award-winning director and producer of TV shows, films, documentaries, concerts, events, and music videos.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

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Proposals Requiring Your Vote

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023. For 2022, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2022 and 2021 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2022	2021

Audit fees(A)	$8,091,000	$7,966,000

Audit-related fees(A)	75,000	4,000

Tax fees(B)	728,000	923,000

All other fees	158,000	—

Total	$9,052,000	$8,893,000

(A)	Audit fees and audit-related fees include fees associated with MGP of $205,000 and $0 in 2022, respectively, $1,184,000 and $0 in 2021, respectively.

(B)	Tax fees include fees associated with MGP of $10,000 in 2022 and $56,000 in 2021.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes fees related to tax consultation, tax planning and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the chair of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

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Proposals Requiring Your Vote

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP, the Company’s internal control over financial reporting and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

GREGORY M. SPIERKEL, Chair

MARY CHRIS JAMMET

KEITH MEISTER

PAUL SALEM

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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Proposals Requiring Your Vote

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 43, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the advisory vote for adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Human Capital and Compensation Committee or the Board, the Human Capital and Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. The Board has adopted a policy of holding say-on-pay votes annually. Accordingly, subject to the outcome of Proposal No. 4 and unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2024 annual meeting of stockholders.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

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Proposals Requiring Your Vote

PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote, on an advisory (non-binding) basis, on the frequency with which we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 included in this Proxy Statement. We are required by the Dodd Frank Act to provide stockholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years (the “say-when-on-pay” vote).

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company at this time. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will continue to allow our stockholders to provide us with their direct input on the compensation of our Named Executive Officers as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our Named Executive Officer compensation.

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in our Proxy Statement should be (i) every one year, (ii) every two years, or (iii) every three years.”

We are asking our stockholders to indicate their support for the Board’s recommendation that stockholders cast an advisory vote on executive compensation every one year. Accordingly, we will ask our stockholders to vote for every “ONE YEAR” as the frequency with which the Company should hold future advisory votes to approve executive compensation.

While the Board of Directors recommends that stockholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every one year, every two years or every three years. Stockholders may also abstain from voting on this proposal. The approval of a majority of votes cast is required for advisory (non-binding) approval of Proposal 4. If none of the alternatives of Proposal 4 (one year, two years or three years) receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders on an advisory basis. Although the advisory vote is not binding on the Human Capital and Compensation Committee or the Board, the Human Capital and Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote on the frequency with which the Company holds a vote to approve executive compensation will occur at the 2029 Annual Meeting of Stockholders.

The Board recommends a vote for every “ONE YEAR” as the frequency with which the Company should hold future advisory votes to approve executive compensation.

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Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reports on compensation policies applicable to our named executive officers, as determined pursuant to applicable SEC rules.

In 2022, our named executive officers (sometimes referred to as our “NEOs”) were the following individuals:

NAME	TITLE
William J. Hornbuckle	Chief Executive Officer and President
Jonathan S. Halkyard	Chief Financial Officer and Treasurer
Corey I. Sanders	Chief Operating Officer
Gary Fritz	President, Interactive*
John M. McManus	Chief Legal and Administrative Officer and Secretary

*

Mr. Fritz was promoted to President, Interactive on October 10, 2022, with his new compensation effective as of October 1, 2022 from his prior role as Managing Director, Digital Mergers & Acquisitions.

Results from 2022 Say-on-Pay Vote

The 2022 advisory proposal to approve the 2021 compensation of our NEOs (the “say-on-pay” proposal) was approved by approximately 96.4% of the votes cast. Following the annual meeting in 2022, the chair of our Nominating and Corporate Governance Committee, who is also a member of the Human Capital and Compensation Committee, together with certain members of management, met with 5 of our institutional stockholders, which totaled approximately 11% of our stockholder base, to discuss a wide range of topics, including executive compensation and corporate governance practices. In addition to the stockholders described in the preceding sentence, two of our largest stockholders, holding approximately 19% of our shares as of March 9, 2023, are represented on the Board of Directors and in this capacity are fully informed of, and have the opportunity to engage in, discussions regarding corporate governance matters, including executive compensation. Based on the positive results of the 2022 say-on-pay vote, and considering feedback from these discussions, we believe that our stockholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2022 say-on-pay vote.

EXECUTIVE SUMMARY

Despite the continuation of the COVID-19 pandemic in the first quarter of 2022, last year was a year of many significant achievements by the Company, as described in more detail below (see “Elements of Compensation—Annual Incentive Bonus”). The Company believes that the following executive compensation design elements and practices have contributed to this success.

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Executive Compensation

Continued Focus on Performance-Based Compensation and Long-Term Incentives

The Human Capital and Compensation Committee continues to believe that equity incentives should be the most significant part of an NEO’s compensation package. This belief was reflected in the new employment agreements that were effective September 1, 2022 for Messrs. Hornbuckle, Halkyard, Sanders, and McManus and October 1, 2022 for Mr. Fritz. As part of the new employment agreements, with respect to Messrs. Hornbuckle and Halkyard, any amounts earned in excess of 100% of their 2022 target annual bonus are payable in deferred restricted stock units (“Bonus dRSUs”). Messrs. Sanders and McManus will receive all of their 2022 annual bonus in cash consistent with their prior employment agreements. Mr. Fritz will also receive 100% of his 2022 annual bonus in cash pursuant to the terms of his employment agreement. For bonuses in 2023 and thereafter, pursuant to their new employment agreements, Messrs. Hornbuckle, Halkyard, Sanders, Fritz and McManus will receive any amounts earned in excess of 150% of their target annual bonus in Bonus dRSUs.

The charts below illustrate the importance of long-term incentives for the NEOs, which comprise approximately 62.6% of the CEO’s target direct compensation and 51.6% of the target direct compensation of the other NEOs, excluding Mr. Fritz since Mr. Fritz was not an NEO for the full year. The majority of our long-term incentives (“LTIs”) are performance based, with payouts determined based on (1) the achievement of an absolute total stockholder return (“TSR”) target with respect to the Company’s stock and (2) TSR as compared to the other companies included in the S&P 500. The balance of our NEOs’ LTI awards are provided in the form of restricted stock units (“RSUs”), where the value ultimately realized by the NEO is directly tied to our stock price on the date the award vests.

*	Excludes Mr. Fritz who was not a NEO of the Company for most of the 2022 fiscal year.

2022 Compensation Actions at a Glance

Annual Bonus

New Design for 2022:   In light of the continued impact of the COVID-19 pandemic on the Company’s business in early 2022, the Human Capital and Compensation Committee decided that, as was the case in 2020 and 2021, a different approach from the Company’s traditional annual bonus plan design was appropriate for 2022 in order to better align management’s goals with the need to navigate the ongoing effects of the COVID-19 pandemic while re-introducing a financial metric into the annual bonus design. The Human Capital and Compensation Committee determined that EBITDAR continues to be an important component of the Company’s annual incentive bonus but understood that the first quarter of 2022 experienced operational challenges in light of the Omicron variant. As a result, the Human Capital and Compensation Committee established EBITDAR goals, as further described below, that would cover (i) the second quarter of 2022 (weighted 20%) and (ii) the second half of 2022 (weighted 40%). Each of the target EBITDAR goals approved by the Human Capital and Compensation Committee was consistent with the budgeted EBITDAR for the respective period (with certain adjustments more fully described below – see “Annual Incentive Bonus – Fiscal Year 2022”) as set by management and approved by the Board in the budgeting process for 2022. In addition, the Human Capital and Compensation Committee determined to structure the payout range to take into account the potential for volatility when determining achievement of the EBITDAR goals. To the extent actual EBITDAR for the applicable period was within 5% of the target EBITDAR goals, then participants would receive their full target bonus. The threshold for achievement was also reduced from the historic 80% level to 70% and the maximum achievement was increased from 115% to 130%. Participants were able to achieve 200% of their target bonus for maximum achievement of this goal. The Human Capital and Compensation Committee believed that this structure would allow the Company to re-introduce a financial metric, while recognizing the continued difficulties that the Company was facing as we emerged from the pandemic. The remaining 40% was

44	MGM Resorts International 2023 Proxy Statement

Executive Compensation

determined based on achievement of the following strategic and operational goals: (1) execution of strategic plan in consultation with the Board of Directors, weighted 30%, and (2) Implementation of ESG Strategy, weighted 10%. Participants were able to achieve 150% of their target bonus for maximum achievement of these two goals, resulting in the potential for participants to receive 180% of their target bonuses for 2022.

Long-Term Incentives

For 2022, as in prior years, long-term incentives were paid to our executives in the form of performance share units (“PSUs”) and RSUs.

LTIs generally consist of three components:

•

Relative TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined by comparing MGM’s TSR to the TSR of other companies in the S&P 500 as of the end of the three-year performance measurement period.

•

Absolute TSR PSUs (30% of LTI grant value)—The payment, if any, of these awards is determined based on MGM’s TSR as of the end of the three-year performance measurement period. These Absolute TSR PSUs vest at the target level at the end of the applicable three-year performance period only if our TSR equals 25%.

•	RSUs (40% of LTI grant value)—The payment of these awards is based on continued service, with RSUs vesting in four equal annual installments.

See “Elements of Compensation” below for a further description of annual base salary, the 2022 Bonus Program and Long-Term Equity Incentives.

Executive Compensation “Best Practices”

The Human Capital and Compensation Committee conducts an ongoing review of its existing compensation programs and currently intends to retain several policies that it believes continue to represent best practices, based on advice from F.W. Cook:

•

Executive officer stock ownership guidelines.   We recognize the importance of aligning our management’s interests with those of our stockholders. As a result, the Board, at the recommendation of the Human Capital and Compensation Committee, established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012. In December 2020, the Board, at the recommendation of the Human Capital and Compensation Committee, increased the applicable ownership guidelines.

Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	6X
Other Executive Officers (including NEOs other than CEO)	3X

For purposes of these guidelines, shares held in trust or retirement accounts and RSUs (including deferred RSUs)—but not PSUs or stock appreciation rights (“SARs”)—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting/exercise of equity incentive awards until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.” As of December 31, 2022, all NEOs were in compliance, or were on track to be in compliance, with these guidelines as revised.

•

No single trigger arrangements.   No executive officer is entitled to single trigger change of control benefits. Our change of control policy conditions change-of-control-benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•

Uniform change of control policy.   We maintain a generally uniform policy with regard to severance payable to NEOs and other executive officers in connection with a change of control. See “Executive Compensation—Uniform Change of Control Policies.”

•

Clawback policy.   Performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the payment, other than a

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Executive Compensation

restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Human Capital and Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results. In 2022 the SEC published final rules implementing the incentive-based compensation recovery (clawback) provisions of the Dodd-Frank Act, which rules will become applicable to the Company subsequent to their adoption by the NYSE. The Company’s clawback policy will be revised to address the final rules adopted by the NYSE, as needed.

•

Discretionary reduction of annual bonus.   The Human Capital and Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the applicable performance criteria or any other applicable factors.

•

No golden parachute tax gross ups.   In the event that there is a change of control that triggers golden parachute excise taxes under Section 4999 of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross-up protection to any of our executive officers.

•

Prohibition on short sales, derivatives trading and pledging and hedging of Company securities.   Our insider trading policy provides that employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, our insider trading policy prohibits pledging or hedging of our securities by NEOs, Section 16 officers and directors.

COMPENSATION PRACTICES AT A GLANCE

	What We Do		What We Do NOT Do

✓	DO pay for performance – a significant portion of our NEO compensation is at-risk variable compensation	✗	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting conditions for awards made as part of our long-term equity incentive program	✗	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✗	NO “single trigger” change in control payments

✓	DO maintain robust stock ownership guidelines	✗	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✗	NO re-pricing of underwater stock options without stockholder approval

✓	DO incorporate ESG goals into the annual incentive bonus program for executive officers	✗	NO minimum payout of long-term incentive compensation

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

The Human Capital and Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Human Capital and Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation and performance results. Legal and regulatory guidance and market and industry data that may be relevant in determining compensation are provided by management and/or the Human Capital and Compensation Committee’s independent outside advisors (as further described below – see “Outside Consultants”). In addition, the Human Capital and Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Human Capital and Compensation Committee to discuss his performance and that of other executive officers.

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Executive Compensation

Role of the Human Capital and Compensation Committee

The Human Capital and Compensation Committee, among other things, determines compensation of our executive officers, the incentive awards to be granted to our executive officers and associated performance criteria pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our 2022 Omnibus Incentive Plan (the “Equity Plan”). The Human Capital and Compensation Committee’s authority and oversight with respect to the NEOs extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Human Capital and Compensation Committee Charter, the Human Capital and Compensation Committee has delegated authority to an internal management committee to grant up to $1,000,000 annually in equity awards to new hires other than executive officers (which amount the Human Capital and Compensation Committee can increase from time to time in its sole discretion), which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs, and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000. In addition, the Human Capital and Compensation Committee has delegated a $3,000,000 annual basket of equity that may be awarded by the CEO as a tool to promote retention; recognize employee contributions, strong performance, or high potential talent; and promote recruitment efforts. Furthermore, in 2022, the Human Capital and Compensation Committee provided for a $2,000,000 basket to assist in acquiring technology talent and a $1,750,000 basket for retention grants to employees of The Cosmopolitan of Las Vegas following its acquisition. Details of awards granted under each of the annual baskets are regularly provided to the Human Capital and Compensation Committee.

Role of Executive Officers

Our NEOs generally do not participate in determining the amount or type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s) and the satisfaction of such criteria; and (iii) with respect to participation by the CEO in providing recommendations to our Human Capital and Compensation Committee regarding annual equity awards. Instead, the Human Capital and Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Human Capital and Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Human Capital and Compensation Committee periodically engages outside consultants on various compensation-related or executive assessment and evaluation matters. The Human Capital and Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist them in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2022, the Human Capital and Compensation Committee continued to retain the services of, and received advice from, F.W. Cook, its independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Human Capital and Compensation Committee and does not provide any services to the Company other than on behalf of the Human Capital and Compensation Committee. The Human Capital and Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Human Capital and Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment included the following six factors, among others: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Human Capital and Compensation Committee; (v) any Company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Human Capital and Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Human Capital and Compensation Committee.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Human Capital and Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Human Capital and Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our

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Executive Compensation

peer group companies, and the Human Capital and Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Human Capital and Compensation Committee in its compensation decisions with respect to NEOs, but the Human Capital and Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from proxy statement data, which may only reflect the compensation paid by these companies in years prior to their disclosure, and other SEC filings. When reviewing the compensation of the executive officers of the peer group, the Human Capital and Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Human Capital and Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group was selected in March 2022 by the Human Capital and Compensation Committee (the “Peer Group”) and is comprised of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with trailing four-quarter revenue greater than $4.0 billion and (2) include companies in the hotels, restaurants and leisure industries with trailing four-quarter revenues and enterprise value in a .33x to 3.0x range of the Company, subject to a potential modest exception for companies selected as peers in prior years. For 2022, the Human Capital and Compensation Committee determined to remove Travel & Leisure since it has fallen below the defined enterprise value range and is at the lower end of the revenue range, with no corresponding replacement. As set forth in the following table, we are near the 37th percentile as compared to the Peer Group with respect to market cap, the 48th percentile on number of employees and the 54th percentile with respect to enterprise value as of December 31, 2022. This data is generally based on SEC filings reflecting results through December 31, 2022* (employee data is from the most recent annual report).

Trailing 4Qs Revenues ($ Millions)		Employees (as of last 10-K filing)		12-Month Average ($ Millions) as of 12/31/22				Company Size ($ Millions) as of 12/31/22
				Enterprise Value		Market Cap Value		Enterprise Value		Market Cap Value
Starbucks	$32,914	Starbucks	402,000	McDonald’s	$232,568	McDonald’s	$187,569	McDonald’s	$237,567	McDonald’s	$193,016
McDonald’s	$23,183	Darden Rest.	178,956	Starbucks	$121,129	Starbucks	$100,948	Starbucks	$134,538	Starbucks	$113,862
Marriott	$20,773	Hilton	159,000	Marriott	$61,355	Marriott	$51,775	Marriott	$56,510	Marriott	$47,130
MGM	$13,127	McDonald’s	150,000	Hilton	$45,858	Chipotle	$41,489	YUM! Brands	$47,960	Chipotle	$38,463
Carnival	$12,168	Marriott	140,000	YUM! Brands	$45,842	Hilton	$37,560	Las Vegas Sands	$46,070	Las Vegas Sands	$36,732
Caesars	$10,821	Chipotle	104,958	Chipotle	$44,198	YUM! Brands	$34,128	MGM	$42,628	YUM! Brands	$36,079
Darden Rest.	$9,984	Carnival	87,000	Carnival	$43,527	Las Vegas Sands	$29,750	Hilton	$42,409	Hilton	$34,175
Royal Caribbean	$8,841	Royal Caribbean	84,700	MGM	$42,467	Restaurant Brands	$17,618	Carnival	$41,847	Restaurant Brands	$19,783
Hilton	$8,773	MGM	75,000	Las Vegas Sands	$40,140	Darden Rest.	$16,435	Chipotle	$41,408	Darden Rest.	$16,930
Chipotle	$8,635	Caesars	49,000	Caesars	$37,403	Carnival	$15,370	Royal Caribbean	$34,995	MGM	$12,876
YUM! Brands	$6,842	Norwegian Cruise	38,900	Royal Caribbean	$35,592	MGM	$15,365	Restaurant Brands	$34,980	Royal Caribbean	$12,614
Restaurant Brands	$6,505	YUM! Brands	36,000	Restaurant Brands	$32,776	Royal Caribbean	$14,886	Caesars	$33,528	Carnival	$9,995
Penn Ntl Gaming	$6,402	Las Vegas Sands	35,700	Darden Rest.	$21,822	Caesars	$11,913	Darden Rest.	$22,668	Wynn Resorts	$9,271
Norwegian Cruise	$4,844	Wynn Resorts	27,000	Norwegian Cruise	$18,858	Wynn Resorts	$8,157	Wynn Resorts	$18,718	Caesars	$8,926
Las Vegas Sands	$4,180	Penn Ntl Gaming	21,973	Wynn Resorts	$17,262	Norwegian Cruise	$6,849	Norwegian Cruise	$18,615	Norwegian Cruise	$5,158
Wynn Resorts	$3,757	Restaurant Brands	5,700	Penn Ntl Gaming	$16,468	Penn Ntl Gaming	$5,865	Penn Ntl Gaming	$15,746	Penn Ntl Gaming	$4,540
75th Percentile	$12,168		150,000		$45,858		$41,489		$47,960		$38,463
Median	$8,773		84,700		$40,140		$17,618		$41,408		$19,783
25th Percentile	$6,402		35,700		$21,822		$11,913		$22,668		$9,271
MGM % Rank	76P		48P		54P		37P		63P		38P

Source: Standard & Poor’s Capital IQ.

*

Carnival (11/30/22 FYE) data reflects results for 11/30/22 fiscal year end. Darden Rest. (5/29/22 FYE) data reflects trailing 4Q results as of 11/27/22. Starbucks (10/2/22 FYE) data reflects trailing 4Q results as of 1/1/23.

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OBJECTIVES OF OUR COMPENSATION PROGRAM

The Human Capital and Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Human Capital and Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Human Capital and Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational, or strategic goals and objectives whose achievements are critical for near- and long-term success.
Long-term incentives

Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until after the end of covered employment.
Severance and change of control benefits; employment agreements

Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

In 2022, we entered into employment agreements with each of our NEOs pursuant to which each of their new annual base salaries were established as described in the table below.

NEO	2021 BASE SALARY		2022 BASE SALARY(a)	CHANGE YE 2021 TO YE 2022	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Hornbuckle	$1,500,000		$2,000,000	$500,000	August 31, 2026
Mr. Halkyard	900,000		1,100,000	200,000	February 1, 2026
Mr. Sanders	1,000,000		1,250,000	250,000	August 31, 2025
Mr. Fritz	60,000	(b)	1,250,000	1,190,000	September 30, 2026
Mr. McManus	700,000		900,000	200,000	August 31, 2026

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(a)

From January 1, 2022 through August 31, 2022, Mr. Hornbuckle’s base salary was $1.5 million, Mr. Halkyard’s base salary was $900,000, Mr. Sanders’ base salary was $1.0 million, and Mr. McManus’ base salary was $700,000. Each of their salaries was increased in connection with the entry into new employment agreements, effective September 1, 2022.

(b)

Prior to Mr. Fritz’s promotion to President, Interactive in October of 2022, Mr. Fritz provided non-exclusive services to the Company to assist the Company with its digital strategy while also providing consulting services to IAC. In connection with his promotion, Mr. Fritz terminated his consultancy relationship and entered into a full-time employment agreement with the Company on the terms described herein.

Annual Incentive Bonus

Fiscal Year 2022

Prior to 2020, the Company’s annual incentive bonus program was based on achieving a target level of EBITDAR. Typically, the bonus structure is decided in March of each year using the Board approved budget. In 2020 and 2021, the emergence of the COVID-19 pandemic made it impossible to meaningfully forecast EBITDAR and resulted in bonus programs based on the achievement of strategic goals.

Consistent with prior years, the Human Capital and Compensation Committee met in March to approve the 2022 bonus structure. At that time, it was apparent that the Omicron variant was having a material and unanticipated impact on the Company’s first quarter results. That said, the Human Capital and Compensation Committee was committed to returning to a bonus structure that included a meaningful financial metric and determined to structure the bonus letter such that 60% of a participant’s bonus would be based on adjusted “Actual” EBITDAR (“Compensation Adjusted EBITDAR,” as further described below), with 20% attributable to performance in the second quarter and 40% attributable to performance in the second half of the year. In addition, to address concerns about the impact of future COVID-19 variants on the Company’s performance, the Human Capital and Compensation Committee determined to adjust the payout range to broaden the scale as set forth in the table below.

For 2022, the Human Capital and Compensation Committee determined to use Compensation Adjusted EBITDAR (as adjusted to exclude the impact from MGM China, MGM Branding and Development, MGM Growth Properties, expense related to the Japan IR development, and income from unconsolidated affiliates (including BetMGM)) as a portion of a participant’s annual bonus and that annual bonuses should be based primarily on the degree to which the Company achieved its Compensation Adjusted EBITDAR targets for the second quarter and second half of the year. For 2022, the Human Capital and Compensation Committee established the Compensation Adjusted EBITDAR Targets at $801,206,009 for the second quarter and $1,636,920,151 for the second half of the year (collectively, the “Compensation Adjusted EBITDAR Targets”) and at such time provided certain adjustments that were to be taken into account in revising the Compensation Adjusted EBITDAR Targets should certain events designated by the Human Capital and Compensation Committee occur during the year. These adjustments resulted in no change to the final calculated target for the second quarter and a final calculated target of $1,631,228,710 for the second half of the year to account for, among other things, the disposition of The Mirage. The Human Capital and Compensation Committee considered the target to be rigorous, reflecting meaningful year-over-year growth. In addition, the Human Capital and Compensation Committee determined to exclude the results of MGM China given the uncertainties surrounding the COVID-19 pandemic and the impact of China’s zero COVID policy on MGM China operations.

Under the 2022 annual incentive program, the Human Capital and Compensation Committee reserved the right to increase, reduce or eliminate any participant’s award if it determined, in its sole discretion, that such an increase, reduction or elimination was appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the program. In establishing the 2022 annual incentive program, the Human Capital and Compensation Committee determined that, if it were to exercise this authority, some of the factors that it intended to consider were the continued impact of COVID-19 on the Company’s operations and any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the bonus letter. The Human Capital and Compensation Committee would also consider management’s efforts to (i) assist MGM China in its continued recovery from the COVID-19 pandemic and support of MGM China in connection with its tender for a new gaming concession and (ii) support BetMGM’s continued growth in North America. The Human Capital and Compensation Committee believes that its ability to take these factors into account gives it increased ability to structure annual incentives in a way that recognizes individual performance and other factors relevant to measuring the Company’s success during the fiscal year.

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Executive Compensation

In January of 2023, the Human Capital and Compensation Committee determined that it would not increase, reduce or eliminate any of the participants’ annual incentive awards for fiscal year 2022. Compensation Adjusted EBITDAR as calculated for 2022 for purposes of the 2022 annual incentive program is $1,017,463,553 for the second quarter and $1,845,337,870 for the second half of the year, which resulted in each NEO receiving approximately 188.0% of their target award for the second quarter and 132.5% of their target award for the second half.

Bonus Funding Based on EBITDAR*
EBITDAR	Funding	Overall Funding
(% Target)	(% Target)	Q2 (20% Wtg.)	2H (40% Wtg.)
130%	200%	40%	80%
125%	180%	36%	72%
120%	160%	32%	64%
115%	140%	28%	56%
110%	120%	24%	48%
105%	100%	20%	40%
100%	100%	20%	40%
95%	100%	20%	40%
90%	90%	18%	36%
85%	80%	16%	32%
80%	70%	14%	28%
75%	60%	12%	24%
70%	50%	10%	20%
< 70%	0%	0%	0%

*	Funding based on linear interpolation between defined points.

As set forth in the table below, the percentages of achievement for the two EBITDAR metrics were 188.0% and 132.5% for the second quarter and second half of the year, respectively.

Compensation Adjusted EBITDAR is a non-GAAP financial measure, meaning that it is not calculated and reported in accordance with generally accepted accounting principles in the U.S. For 2022, the following exclusions were approved to Compensation Adjusted EBITDAR: (i) impairment of goodwill or other intangible assets, (ii) all third-party costs in connection with any significant unbudgeted acquisition, disposition, corporate reorganization (including spin-offs, split offs or similar transactions) or strategic initiative regardless of whether the transaction was ultimately consummated (for purposes of this clause (ii), an activity will be considered significant if the third-party costs incurred in connection with such activity exceed $2 million),(iii) gains or losses attributable to the consolidation of an entity previously not consolidated, (iv) EBITDAR attributable to any entity acquired by the Company during 2022 to the extent not included in the Compensation Adjusted EBITDAR Targets, (v) gains or losses attributable to changes in tax laws, (vi) gains or losses attributable to changes in accounting principles, (vii) all license, permit or other fees or expenses related to mandated payments or programs incurred in connection with (a) obtaining the right to operate a full commercial casino in the State of New York or the State of Ohio or (b) obtaining licenses in any jurisdiction to engage in sports betting or mobile gaming to the extent reviewed and approved by the Human Capital and Compensation Committee, (viii) charges or credits relating to adjustments to the Yonkers contingent payment (table games) accrual, (ix) any gains or losses related to significant legal settlements in excess of insured amounts (for purposes of this clause a settlement will be significant if the associated gain or loss in excess of amounts insured exceeds $2 million), (x) gains/losses associated with changes in ownership or fair value of investments in unconsolidated entities, (xi) acceleration of stock compensation expense, (xii) gains/losses resulting from or related to the sale of The Mirage operations and the transaction with VICI Properties, Inc., (xiii) incremental stock compensation expense attributable to the grants made to technology talent in accordance with the technology talent compensation plan approved by the Human Capital and Compensation Committee; (xiv) gains or losses resulting from the impact of the COVID-19 pandemic on the Company’s operations to the extent reviewed and approved by the Finance Committee; and (xv) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of Compensation Adjusted EBITDAR Targets to the extent approved by the Human Capital and Compensation Committee. No adjustments were made pursuant to clauses (xiv) and (xv).

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Executive Compensation

The Human Capital and Compensation Committee determined that the remaining 40% of a participant’s bonus would be based on the following strategic goals.

Goal 1 – Execution of Strategic Plan in Consultation with the Board of Directors (weighted 30%):   This goal encompassed (i) efforts undertaken by management to close the transactions announced in 2021 and (ii) efforts undertaken to deliver on the four strategic pillars and foundation as set forth in the Strategic Framework developed in consultation with the Board.

Goal 2 – Implementation of ESG Strategy (weighted 10%):   This goal reflected the conclusion of the Human Capital and Compensation Committee that the Company’s ESG initiatives continue to be increasingly important to shareholders, and in order to appropriately incentivize management to focus on ESG issues, participants should be evaluated on the success of the efforts undertaken towards achievement of the Company’s publicly disclosed 2025 long-term ESG-CSR Goals. While these are long-term goals, the Human Capital and Compensation Committee believes that a review of progress made towards these goals, understanding certain goals may be prioritized over others, is appropriate to motivate management to meet the challenging goals that the Company has set and to further align management incentives with an important area of investor focus.

In January of 2023, the Human Capital and Compensation Committee determined that management achieved 125% on the goal related to Execution of Strategic Plan in consultation with the Board of Directors and 100% on the goal related to the Implementation of ESG Strategy.

With respect to Goal 1, the Human Capital and Compensation Committee based its determination on several factors, including:

•

In 2021, the Company entered into a number of transformational agreements and by the end of 2022 all of those transactions were successfully closed, including the acquisition of The Cosmopolitan of Las Vegas, the sale of the operations of The Mirage and the sale of MGM Growth Properties LLC. While working to close these complicated transactions, the Company also closed on a transaction to expand internationally via the acquisition of LeoVegas and entered into an agreement to sell Gold Strike Tunica. As a result of these efforts, the Company successfully completed the asset light strategy that began in 2016, optimized its Las Vegas Strip portfolio and fortified its balance sheet to enable the Company to continue to execute on its strategic goals.

•

In addition, in 2022, the Company presented to the Board a revamped strategic framework based on the following four pillars: (1) Customer Centric, (2) Gaming Entertainment, (3) Global Leadership and (4) Financial Stewardship. In assessing performance under these pillars, the Human Capital and Compensation Committee considered the following achievements.

•

Customer Centric.   In 2022, management successfully launched a revamped loyalty program, “MGM Rewards,” which increased loyalty brand awareness and resulted in increased customer enrollments in excess of 2023 plan targets. The revamped program also resulted in the Company winning the 2022 Customer Loyalty Program of the year at the 2022 Global Gaming Awards. In addition, the Company launched numerous programs aimed at improving customer service, which helped drive improvements to the Company’s Net Promoter Scores, including the achievement of record high all-guest and Gold + Net Promoter Scores. The Company further made progress in reducing luxury travel and Las Vegas gamer churn.

•

Gaming Entertainment.   In 2022, the Company committed itself to the expansion of its iGaming business internationally via the acquisition of LeoVegas, which offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. In addition, the Company made significant progress with respect to the proposed integrated resort in Japan by successfully securing the winning bid in Osaka to represent the city in acquiring one of the three potential national licenses and submitting our Area Development Plan to the central government. Further, the Company assisted MGM China in its successful bid to obtain a new concession contract to operate games of chance in Macau. Finally, the Company created new domestic entertainment offerings to leverage its unique assets, including hosting the LPGA Match Play Championship at Shadow Creek.

•

Global Leadership.   In 2022, the Company remained committed to understanding and enhancing the Company’s reputation. The Company commissioned its first ever reputation evaluation, which provided insight into our reputational strengths and weaknesses. Mr. Hornbuckle was also appointed Chair of the U.S. Travel and Tourism Advisory Board, where he is responsible for guiding the private sector recommendations to the Commerce Secretary, and other government agencies, on matters ranging from visa wait times to travel-related infrastructure. With respect to responsible gaming, the Company was joined by others in the online gaming industry, including BetMGM, in creating the first industry-led responsible gaming standards, a 12-point pledge which includes,

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among other things, a commitment to take active steps to prevent underage and excluded individuals from participating in any form of gaming, the adoption and effective promotion of a unified nationwide responsible gaming toll-free helpline, and socially responsible advertising which avoids imagery that might entice minors in its marketing content. Finally, the Company launched the gaming industry’s most comprehensive tools for both in-person and online gaming to help players make informed decisions with the adoption of a variety of slot machines on our casino floors with QR codes that offer access to responsible gaming information and educational materials from GameSense.

•

Financial Stewardship.   In 2022 the Company was committed to maintaining the strength of its balance sheet, prudent capital allocation, revenue diversification and operational excellence. In 2022 we developed a financial policy with a goal to maintain liquidity of $3 billion, inclusive of revolver capacity, and a maximum lease adjusted net leverage of 4.5x. In addition, the Company has continued to return value to its shareholders with the repurchase of approximately 76 million shares for $2.8 billion in 2022, bringing total repurchases since 2021 to approximately 119 million shares for a total of $4.5 billion. The Company also continued to diversify our revenue base by expanding into the online gaming market in Europe through the acquisition of LeoVegas. In addition, 2022 was a year of operational excellence. On a full year basis, many of our Las Vegas properties achieved Adjusted Property EBITDAR records and at the regional properties, Beau Rivage, MGM National Harbor, MGM Springfield and MGM Grand Detroit achieved record full year Adjusted Property EBITDAR. Las Vegas also saw all-time highs in slot handle, RevPOR and ADR while regionals saw all-time highs in slot handle, table games drop and ADR.

With respect to Goal 2, the Human Capital & Compensation Committee based its determination on several factors, including:

•

Throughout 2022 the Company continued to make progress on its publicly stated ESG goals and initiatives. Of the original fourteen long-range Social Impact & Sustainability goals set for 2025, seven have been achieved and four have been reset to higher levels of ambition.

•

While the Company continues to focus on carbon reduction and saw the first full year of successful operations for the Company’s Mega Solar Array, in 2022 the Company placed particular emphasis on corporate water stewardship. Management made great strides to take a leadership position in this area and delivered a robust water white paper, a global water policy, and a strategic framework for addressing water use. Across our social pillars of Diversity, Equity, and Inclusion and Philanthropy & Community Engagement the Company has seen significant growth in its Employee Network Groups and the Company continues to engage in programs to drive employee engagement and volunteerism. The Company also achieved record levels of participation in the 2022 employee engagement survey and realized an increase in scores across almost every survey question, with significant increases in department collaboration, recommended places to work and improvements based on feedback.

•

In addition, in 2022 the Company continued to improve its ESG disclosures. The Company released its first report aligned with recommendations from the Task Force on Climate-related Financial Disclosures (“TCFD”) related to the fiscal year ended December 31, 2021, in addition to its annual Social Impact & Sustainability Report. The Company further updated its Sustainability Accounting Standards Board (“SASB”) aligned disclosures. These disclosures contributed to improved ESG scores with raters including Bloomberg ESG, Refinitiv, R-Factor, and Sustainalytics. Improvements to our Governance disclosures enabled us to earn the top rating (1) across all pillars of the ISS ESG Quality Score and improvements to our environmental disclosures earned us “A” grades (the highest score) in both CDP Climate (previously scored as “A-”) and CDP Water (previously scored as “D”). With respect to CDP, we are one of 57 companies to achieve a double-A rating on climate change and water security, out of nearly 15,000 scored.

•

Finally, the Company has continued its commitment to being a leader with respect to climate change and energy conservation. In 2022, the Company (i) joined the Better Climate Challenge launched by the U.S. Department of Energy and committed to reducing portfolio-wide scope 1 & 2 GHG emissions by at least 50% within 10 years, (ii) committed to reducing absolute emissions across our significant scope 3 categories by 30% by 2030 and (iii) committed to a target of reducing emissions associated with the food we serve by 25% by 2030 as part of the Cool Food Pledge.

MGM Resorts International 2023 Proxy Statement	53

Executive Compensation

The following tables set forth the percentages of achievement for the different bonus metrics and the bonus amounts payable to the NEOs:

		Performance Goals			Actual	Funding
Measure	Weighting	Threshold	Target Range	Maximum	Results	(% Target)
Q2 EBITDAR ($ Mils)	20%	$561	$761 - $ 841	$1,042	$1,017	188.0%
2H EBITDAR ($ Mils)	40%	$1,142	$1,550 - $1,713	$2,121	$1,845	132.5%
Strategic Plan	30%	n/a	n/a	n/a	n/a	125.0%
ESG Goals	10%	n/a	n/a	n/a	n/a	100.0%
Total	100%					138.1%

	Prior Employment Agreement		Current Employment Agreement		2022 TARGET BONUS(a)	2022 ACTUAL BONUS(b)	ACTUAL BONUS AS % OF 2022 TARGET
NEO	Salary	Target Bonus %	Salary	Target Bonus %
Mr. Hornbuckle	$1,500,000	175%	$2,000,000	200%	$3,175,000	$4,328,524	136%
Mr. Halkyard	900,000	150%	1,100,000	150%	1,470,000	2,017,774	137%
Mr. Sanders	1,000,000	150%	1,250,000	175%	1,775,000	2,423,189	137%
Mr. McManus	700,000	120%	900,000	125%	954,000	1,305,818	137%

(a)

For the 2022 annual bonus as further described in the Annual Bonus section above, each NEO, with the exception of Mr. Fritz, will receive a pro-rated bonus based on the effective salary and target bonus percentage during the year. The prorated bonus concept provided that: (1) the target bonus based on Actual EBITDAR for the second quarter of 2022 shall be computed using the NEO’s salary and target bonus percentage under the prior employment agreement; (2) the target bonus based on Actual EBITDAR for the second half of 2022 shall be computed by (i) weighting 1/3 employee’s salary and target bonus percentage under the prior employment agreement and (ii) weighting 2/3 employee’s salary and target bonus percentage under the current employment agreement; and (3) the target bonus based on strategic goals shall be computed by (i) weighting 2/3 employee’s salary and target bonus percentage under the prior employment agreement and (ii) weighting 1/3 employee’s salary and target bonus percentage under the current employment agreement.

(b)

With respect to Messrs. Hornbuckle and Halkyard, any amounts in excess of their 2022 target bonuses will be paid in Bonus dRSUs. As noted above, the payout provisions applicable to any Bonus dRSUs granted in respect of 2022 performance will be paid in equal installments on each of the first four anniversaries of the grant date. Messrs. Sanders, McManus, and Fritz will receive all of their 2022 bonus in cash.

Mr. Fritz’s new employment agreement provided that he would only be entitled to a pro-rata amount of his target bonus for the fourth quarter of 2022 on the terms and conditions approved by the Human Capital and Compensation Committee. The Human Capital and Compensation Committee determined to pay Mr. Fritz $312,500 based on his efforts in connection with the acquisition and integration of LeoVegas and his support in executing on the Company’s digital strategy. Mr. Fritz’s prior employment agreement provided that he would not be entitled to an annual bonus.

Fiscal Year 2023

For fiscal year 2023, the Human Capital and Compensation Committee has determined to increase the weighting of the financial goal, which will apply for the full 2023 fiscal year. The Human Capital and Compensation Committee continues to believe that EBITDAR is an important component of the Company’s annual incentive bonus and, as a result, has established a full year EBITDAR goal similar to the Compensation Adjusted EBITDAR Target as defined for 2022 (the “2023 Compensation Adjusted EBITDAR Target”), weighted 70% for Messrs. Hornbuckle, Halkyard, Sanders and McManus and 50% for Mr. Fritz. The Human Capital and Compensation Committee believes that COVID-19 may continue to create uncertainty in the MGM China operating results and, as a result, has determined to exclude EBITDAR related to MGM China operations from the financial goal this year, in addition to certain other exclusions and adjustments. The 2023 Compensation Adjusted EBITDAR Target approved by the Human Capital and Compensation Committee was consistent with the EBITDAR as set by management and approved by the Board in the budgeting process for 2023. In addition, the Human Capital and Compensation Committee has determined to return to the pre-COVID-19 payout range when determining achievement of the 2023 Compensation Adjusted EBITDAR Target such that the threshold for achievement will be 80% level and maximum achievement will be 115%. Participants will be able to achieve 200% of their target bonus for maximum achievement of this goal.

With respect to Messrs. Hornbuckle, Halkyard, Sanders and McManus, the remaining 30% will be determined based on the following strategic and ESG-CSR goals: (1) Execution of the Company’s Strategic Plan in Consultation with the Board

54	MGM Resorts International 2023 Proxy Statement

Executive Compensation

of Directors (weighted 20%) and (2) Execution of the Company’s ESG-CSR Strategy, focused on the Company’s goals related to volunteerism, diverse suppliers and water reduction efforts (weighted 10%). Participants will be able to achieve 200% of their target bonus for maximum achievement of these goals.

With respect to Mr. Fritz, the remaining 50% will be determined based on the achievement of three strategic goals (1) Operational/Financial Improvements in the Company’s Digital Ventures, (2) Focus on Organic and Inorganic Growth in Digital Landscape and (3) Promote the Company’s Employees and Culture. Mr. Fritz will be able to achieve 200% of his target bonus for maximum achievement of this goal.

Long-Term Equity Incentives

For 2022, our LTI compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All forms of equity-based awards receive dividend equivalent rights (that is, at the time dividends are paid to other stockholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

Absolute TSR PSUs

The Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%. The table below illustrates how payouts are calculated based on level of achievement. The beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day period ending on the award date and the third anniversary of the award date, respectively. In the case of a change in control, the ending stock price is based on the stock price as of the date of the change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

	Performance[1]		Payout
	Change vs. Target	Absolute TSR	Shares Earned[2]	Value Delivered[3]
Maximum	+60%	+100%	160%	320%
	+20%	+50%	120%	180%
Target	+0%	+25%	100%	125%
	-20%	+0%	80%	80%
Threshold	-40%	-25%	60%	45%
	<-40%	<-25%	0%	0%

1	Measured using the 60-day average closing price on the date of grant.

2	Linear interpolation between defined points.

3	Assumes absolute TSR PSUs have an accounting value equal to the share price at grant.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price.

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Executive Compensation

Relative TSR PSUs

The Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the NEO at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. The table below illustrates how payouts are calculated based on level of achievement.

Performance	Relative TSR	Funding (% Target)[1,2]

Maximum	75P	150%

	70P	140%

	65P	130%

	60P	120%

	55P	110%

Target	50P	100%

	45P	90%

	40P	80%

	35P	70%

	30P	60%

Threshold	25P	50%

	<25P	0%

1.	Linear interpolation between defined points.

2.	Funding capped at 100% of target if absolute TSR is negative, unless relative TSR is above the 75th percentile.

RSUs

The Human Capital and Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock’s performance.

Each RSU entitles the holder to receive one share of our stock at vesting, with vesting being subject to continued employment on the applicable vesting dates. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

As in previous years, in making grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs to the NEOs in October 2022, the Human Capital and Compensation Committee continued to emphasize performance-based awards and allocated approximately 40% to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs, based on fair value at the grant date. The Human Capital and Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.

In determining the size of the awards, the Human Capital and Compensation Committee does not take into account the value realized by a NEO during the applicable fiscal year as a result of the vesting or settlement of equity awards granted during a prior year; the Human Capital and Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Human Capital and Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

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Executive Compensation

The Human Capital and Compensation Committee awarded equity-based compensation to our NEOs in 2022 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS	GRANT DATE FAIR VALUE OF AWARDS

Mr. Hornbuckle	RSU	10/03/2022	130,677	$4,000,000

	Absolute TSR PSU	10/03/2022	93,671	$3,000,000

	Relative TSR PSU	10/03/2022	88,042	$3,000,000

Mr. Halkyard	RSU	10/03/2022	35,936	$1,100,000

	Absolute TSR PSU	10/03/2022	25,760	$825,000

	Relative TSR PSU	10/03/2022	24,212	$825,000

Mr. Sanders	RSU	10/03/2022	49,004	$1,500,000

	Absolute TSR PSU	10/03/2022	35,127	$1,125,000

	Relative TSR PSU	10/03/2022	33,016	$1,125,000

Mr. Fritz	RSU	10/03/2022	49,004	$1,500,000

	Absolute TSR PSU	10/03/2022	35,127	$1,125,000

	Relative TSR PSU	10/03/2022	33,016	$1,125,000

Mr. McManus	RSU	10/03/2022	29,403	$900,000

	Absolute TSR PSU	10/03/2022	21,076	$675,000

	Relative TSR PSU	10/03/2022	19,810	$675,000

Results of Performance Achieved during 2019-2022 Performance Period for PSUs granted in October 2019

In October 2019, the Company granted Absolute TSR PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the applicable three-year performance period. In addition, in October 2019, the Company granted Relative TSR PSU awards that were scheduled to cliff-vest based on the Company’s relative TSR performance versus the S&P 500. Following the completion of the applicable performance period, it was determined that (i) for Absolute TSR PSUs, the ending average stock price (including the value of reinvested dividends) of $34.02 was equal to 96.28% of the “target price” of $35.34, and (ii) for Relative TSR PSUs, the Company’s TSR of 19.77% placed the Company’s absolute percentile ranking at the 41.04th percentile of the peer group. As a result, the executive officers became eligible to receive a number of shares equal to approximately 96.28% and 82.08% of their target number of Absolute TSR PSUs and Relative TSR PSUs, respectively.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us other than for good cause, (2) by them for good cause, or (3) as a result of their death or disability. Other than for equity awards that are not assumed by a purchaser as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., there are no single trigger benefits), and the Human Capital and Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits.

MGM Resorts International 2023 Proxy Statement	57

Executive Compensation

The Human Capital and Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Human Capital and Compensation Committee also considers competitive market practices and the period of time it would normally take for an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2022 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

Retirement, Death & Disability—Treatment of Equity Awards

On October 7, 2019, the Human Capital and Compensation Committee adopted new award forms to provide certain employees with retirement benefits on their equity which apply to all awards made on and after October 7, 2019.

Retirement is defined as a voluntary resignation by the participant with 90 days advance written notice where age plus service equals 65, with a minimum age of 55 and 5 years of service. It applies to awards outstanding six months prior to the date of retirement. Participants are entitled to (i) continued vesting in full of all RSUs, (ii), with respect to participants other than Messrs. Hornbuckle, McManus and Sanders, continued vesting of a pro-rated portion of their PSU awards based upon the number of months employed during the applicable performance or vesting period and, (iii), with respect to Messrs. Hornbuckle, McManus and Sanders, continued vesting in full of their outstanding and unvested PSU awards. Vesting of PSUs remains subject to achievement of underlying performance objectives. The retirement benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the applicable award forms.

In the case of death or disability, the participant is entitled to full acceleration and payment of all such time- based awards as of the date of termination. Relative TSR PSUs granted after such date will accelerate and vest in full based on relative performance to the date of termination. Absolute TSR PSUs granted after such date will accelerate and vest in full based on target, if such termination is within the first twelve months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide benefits relating to hotel and related services, including in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants. From time to time, we also provide relocation benefits to certain executive officers in order to assist such executives with their transition to living and working in Las Vegas, which we believe serves as an appropriate recruitment tool.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), the Human Capital and Compensation Committee has approved a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business.

Pursuant to his employment agreement, Mr. Hornbuckle is entitled to request the personal use of aircraft, but he must reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2022, the aggregate incremental cost of Mr. Hornbuckle’s personal use of the aircraft was $203,350, which was below the cap. See the Summary Compensation Table for additional details.

OTHER COMPENSATION MATTERS

Internal Revenue Code Section 162(m)

Section 162(m) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer and its three other highest paid executive officers). The Human Capital and Compensation Committee takes into account the tax and accounting implications (including the deduction limits of Section 162(m)) when making compensation decisions, but necessarily reserves its right to make compensation decisions based on other factors as well if the Human Capital and Compensation Committee determines it is in the best interests of the Company to do so.

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Executive Compensation

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities.

Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

Compensation Risk Assessment

As part of its oversight, the Human Capital and Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Human Capital and Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Human Capital and Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Human Capital and Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee of the Board has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ALEXIS HERMAN, Chair

MARY CHRIS JAMMET

ROSE MCKINNEY-JAMES

DANIEL J. TAYLOR

The foregoing report of the Human Capital and Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Resorts International 2023 Proxy Statement	59

Compensation Tables

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the years ended December 31, 2022, 2021 and 2020.

NAME AND TITLE	YEAR	SALARY(A)	BONUS	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL

William J. Hornbuckle Chief Executive Officer and President	2022	$1,667,123	$—	$10,000,000	$4,328,524	$242,428	$16,238,075
	2021	1,500,000	—	8,000,000	3,609,375	165,149	13,274,524
	2020	1,174,590	—	11,942,950	825,000	45,595	13,988,135

Jonathan S. Halkyard Chief Financial Officer and Treasurer	2022	$966,849	$—	$2,750,000	$2,017,774	$41,017	$5,775,640
	2021	875,342	—	1,800,000	1,856,250	127,012	4,658,604

Corey Sanders Chief Operating Officer	2022	$1,083,562	$—	$3,750,000	$2,423,189	$19,163	$7,275,914
	2021	1,000,000	—	3,935,000	2,062,500	24,423	7,021,923
	2020	1,062,158	—	4,666,650	750,000	8,553	6,487,361

Gary Fritz President, Interactive	2022	$382,830	$—	$3,750,000	$312,500	$9,361	$4,454,691

John McManus Chief Legal and Administrative Officer and Secretary	2022	$766,849	$—	$2,250,000	$1,305,818	$42,556	$4,365,223
	2021	700,000	—	1,750,000	1,155,000	8,533	3,613,533
	2020	737,295	—	2,057,200	420,000	20,982	3,235,477

(A)

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Base Salary and Employment Agreements.” Mr. Hornbuckle, Mr. Sanders, and Mr. McManus agreed to receive $699,629, $365,386, and $255,770, respectively, of their 2020 annual base salary in the form of RSUs, resulting in them receiving 60,679, 31,690, and 22,183 respectively, in RSUs on March 30, 2020.

(B)

For 2022, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. The RSU awards vest ratably over the four year period following the grant date. There are no thresholds or maximums (or equivalent items). The grant date fair value for the Absolute TSR PSUs and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $4.8 million, $1.3 million, $1.8 million, $1.8 million, and $1.1 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Fritz, and Mr. McManus, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.” Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $4.5 million, $1.2 million, $1.7 million, $1.7 million, and $1.0 million for Mr. Hornbuckle, Mr. Halkyard, Mr. Sanders, Mr. Fritz, and Mr. McManus respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information, including information relating to vesting and payouts.

(C)	Consists of compensation earned under the 2022, 2021 and 2020 annual incentive program, including the value of Bonus dRSUs, as described in “Compensation Discussion and Analysis.”

(D)	All other compensation for 2022 consists of the following:

NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	OTHER PERQUISITES(C)	TOTAL OTHER COMPENSATION

Mr. Hornbuckle	$203,350	$9,150	$26,489	$3,439	$242,428

Mr. Halkyard	—	9,150	29,961	1,906	41,017

Mr. Sanders	—	9,150	7,362	2,651	19,163

Mr. Fritz	—	—	4,111	5,250	9,361

Mr. McManus	—	9,150	33,406	—	42,556

(A)

The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts the NEO reimburses. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown.

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Compensation Tables

Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft.

(B)

The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage. Gross-ups of associated taxes on health plan coverage was discontinued starting in 2022, and is not expected to be reinstated. See “Compensation Discussion and Analysis” for our Human Capital and Compensation Committee’s policy on gross-ups.

(C)

Reflects a reasonable estimate of the automobile use provided to Mr. Hornbuckle. For Mr. Halkyard and Mr. Sanders, amounts relate to reimbursements by the Company for state withholding taxes. For Mr. Fritz, amount relates to reimbursement of legal fees.

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2022 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			OTHER STOCK AWARDS: NUMBER OF TARGET UNITS	GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM

Mr. Hornbuckle	N/A		$—	$3,175,000	$5,715,000	—	—	—	—	$—

	10/3/2022	(C)	—	—	—	—	130,677	—	—	4,000,000

	10/3/2022	(D)	—	—	—	56,203	93,671	149,874	—	3,000,000

	10/3/2022	(E)	—	—	—	44,021	88,042	132,063	—	3,000,000

Mr. Halkyard	N/A		$—	$1,470,000	$2,646,000	—	—	—	—	$—

	10/3/2022	(C)	—	—	—	—	35,936	—	—	1,100,000

	10/3/2022	(D)	—	—	—	15,456	25,760	41,216	—	825,000

	10/3/2022	(E)	—	—	—	12,106	24,212	36,318	—	825,000

Mr. Sanders	N/A		$—	$1,775,000	$3,195,000	—	—	—	—	$—

	10/3/2022	(C)	—	—	—	—	49,004	—	—	1,500,000

	10/3/2022	(D)	—	—	—	21,076	35,127	56,203	—	1,125,000

	10/3/2022	(E)	—	—	—	16,508	33,016	49,524	—	1,125,000

Mr. Fritz	N/A		$—	$—	$—	—	—	—	—	$—

	10/3/2022	(C)	—	—	—	—	49,004	—	—	1,500,000

	10/3/2022	(D)	—	—	—	21,076	35,127	56,203	—	1,125,000

	10/3/2022	(E)	—	—	—	16,508	33,016	49,524	—	1,125,000

Mr. McManus	N/A		$—	$954,000	$1,717,200	—	—	—	—	$—

	10/3/2022	(C)	—	—	—	—	29,403	—	—	900,000

	10/3/2022	(D)	—	—	—	12,646	21,076	33,722	—	675,000

	10/3/2022	(E)	—	—	—	9,905	19,810	29,715	—	675,000

(A)

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for details on the annual bonus program. Any portion of the annual cash bonus earned by Messrs. Hornbuckle and Halkyard in 2022 in excess of 100% of such NEO’s target bonus was paid in Bonus dRSUs. Mr. Fritz did not participate in the annual incentive bonus program in 2022 but was eligible to receive a pro-rata bonus at the discretion of the Committee pursuant to the terms of his employment agreement.

(B)	See note (B) to the Summary Compensation Table above for more information.

(C)	RSU award.

(D)	Absolute TSR PSU award.

(E)	Relative TSR PSU award.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards of the NEOs as of December 31, 2022. For RSUs, Absolute TSR PSUs and Relative TSR PSUs, the number of units reflects dividend equivalent rights credited during 2022.

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE

Mr. Hornbuckle	—	—	—	—	22,518	(A)	$755,029	—		$—

	—	—	—	—	76,425	(B)	2,562,530	—		—

	—	—	—	—	53,939	(C)	1,808,575	—		—

	—	—	—	—	130,686	(D)	4,381,902	—		—

	—	—	—	—	—		—	96,247	(E)	5,163,452

	—	—	—	—	—		—	95,845	(F)	4,820,541

	—	—	—	—	—		—	51,287	(G)	1,169,359

	—	—	—	—	—		—	47,051	(H)	1,171,236

	—	—	—	—	—		—	93,677	(I)	2,669,826

	—	—	—	—	—		—	88,048	(J)	3,750,833

Mr. Halkyard	—	—	—	—	23,072	(K)	$773,604	—		$—

					35,938	(D)	1,205,001

	—	—	—	—	—		—	9,616	(G)	219,253

	—	—	—	—	—		—	8,822	(H)	219,588

	—	—	—	—	—		—	25,761	(I)	734,206

	—	—	—	—	—		—	24,213	(J)	1,031,483

Mr. Sanders	—	—	—	—	17,713	(A)	$593,917	—		$—

	—	—	—	—	40,600	(B)	1,361,318	—		—

	—	—	—	—	26,530	(C)	889,551	—		—

	—	—	—	—	49,007	(D)	1,643,205	—		—

	—	—	—	—	—		—	51,131	(E)	2,743,089

	—	—	—	—	—		—	50,917	(F)	2,560,887

	—	—	—	—	—		—	25,226	(G)	575,174

	—	—	—	—	—		—	23,143	(H)	576,079

	—	—	—	—	—		—	35,129	(I)	1,001,206

	—	—	—	—	—		—	33,018	(J)	1,406,550

Mr. Fritz	—	—	—	—	45,015	(L)	$1,509,353	—		$—

	—	—	—	—	49,007	(D)	1,643,205	—		—

	—	—	—	—	—		—	32,511	(M)	675,864

	—	—	—	—	—		—	32,511	(N)	623,524

								35,129	(I)	1,001,206

								33,018	(J)	1,406,550

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	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE

Mr. McManus	—	—	—	—	13,058	(A)	$437,835	—		$—

	—	—	—	—	16,717	(B)	560,521	—		—

	—	—	—	—	11,799	(C)	395,620	—		—

	—	—	—	—	29,405	(D)	985,950	—		—

	—	—	—	—	—		—	21,054	(E)	1,129,492

	—	—	—	—	—		—	20,966	(F)	1,054,485

	—	—	—	—	—		—	11,218	(G)	255,767

	—	—	—	—	—		—	10,292	(H)	256,203

	—	—	—	—	—		—	21,077	(I)	600,690

	—	—	—	—	—		—	19,811	(J)	843,950

(A)	RSU award scheduled to vest in equal installments on each of 4/1/23, and 4/1/24.

(B)	RSU award scheduled to vest in equal installments on each of 8/18/23, and 8/18/24.

(C)	RSU award scheduled to vest in equal installments on each of 10/4/23, 10/4/24, and 10/4/25.

(D)	RSU award scheduled to vest in equal installments on each of 10/3/23, 10/3/24, 10/3/25, and 10/3/26.

(E)	Absolute TSR PSU award scheduled to vest on 8/18/23 subject to the level of achievement of the applicable performance criteria.

(F)	Relative TSR PSU award scheduled to vest on 8/18/23 subject to the level of achievement of the applicable performance criteria.

(G)	Absolute TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.

(H)	Relative TSR PSU award scheduled to vest on 10/4/24 subject to the level of achievement of the applicable performance criteria.

(I)	Absolute TSR PSU award scheduled to vest on 10/3/25 subject to the level of achievement of the applicable performance criteria.

(J)	Relative TSR PSU award scheduled to vest on 10/3/25 subject to the level of achievement of the applicable performance criteria.

(K)	RSU award scheduled to vest in equal installments on each of 2/1/23, 2/1/24, and 2/1/25.

(L)	RSU award scheduled to vest in equal installments on each of 12/1/23, 12/1/24, and 12/1/25.

(M)	Absolute TSR PSU award scheduled to vest on 12/1/24 subject to the level of achievement of the applicable performance criteria.

(N)	Relative TSR PSU award scheduled to vest on 12/1/24 subject to the level of achievement of the applicable performance criteria.

OPTION/SAR EXERCISES AND STOCK VESTED

The following table shows RSU and PSU vesting for the NEOs during 2022. For RSUs and PSUs, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING

Mr. Hornbuckle	398,700	$15,265,032	61,099	$1,996,707

Mr. Halkyard	19,327	339,567	—	—

Mr. Sanders	55,616	2,039,515	61,099	1,996,707

Mr. Fritz	15,005	559,226	—	—

Mr. McManus	23,929	869,266	27,772	907,590

For Messrs. Hornbuckle, and Halkyard, the number of shares acquired on vesting related to Stock Awards (RSUs) includes 22,630, and 11,638 Bonus dRSUs (including DEUs accrued thereon), respectively. These Bonus dRSUs were granted during 2022 and were fully vested on the grant date, but the settlement and receipt of shares has been deferred and will be paid in four equal installments over a four-year period following the grant date. Because no value was realized, and no

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shares were acquired, upon vesting of these Bonus dRSUs, no value is reflected for these awards in the table above. As of the grant date, the value of each executive’s Bonus dRSU award (not including the value of any DEUs credited following the grant date) was equal to (i) the number of Bonus dRSUs granted multiplied by (ii) $43.51, the price of our common stock on the grant date.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation to the NEOs in 2022 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE LOSSES IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END

Mr. Hornbuckle	$91,254	$—	$12,720	$—	$78,534

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	—	—	—	—

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	—	—	—	—

Total	$91,254	$—	$12,720	$—	$78,534

(A)	None of these amounts were included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2022 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards in effect as of such date.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(D)	OTHER	TOTAL

Death or Disability

Mr. Hornbuckle	$5,175,000	$9,508,035	$18,745,247	$—	$33,428,282

Mr. Halkyard	2,570,000	1,978,605	2,204,530	—	6,753,135

Mr. Sanders	3,025,000	4,487,991	8,862,985	—	16,375,976

Mr. Fritz	1,250,000	3,152,558	3,707,144	—	8,109,702

Mr. McManus	1,854,000	2,379,926	4,140,587	—	8,374,513

Company Terminates Without Good Cause

Mr. Hornbuckle	$7,762,500	$6,221,626	$14,984,241	$50,618	$29,018,985

Mr. Halkyard	2,570,000	559,146	1,058,937	37,963	4,226,046

Mr. Sanders	3,025,000	3,255,595	7,452,602	13,286	13,746,483

Mr. Fritz	1,250,000	913,927	1,898,409	24,750	4,087,086

Mr. McManus	1,854,000	1,640,455	3,294,365	37,963	6,826,783

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	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(D)	OTHER	TOTAL

NEO Terminates Without Good Cause/Company Terminates With Good Cause

Mr. Hornbuckle	$—	$—	$—	$—	$—

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	—	—	—	—

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	—	—	—	—

NEO Terminates With Good Cause

Mr. Hornbuckle	$7,762,500	$6,221,626	$14,984,241	$50,618	$29,018,985

Mr. Halkyard	2,570,000	559,146	1,058,937	37,963	4,226,046

Mr. Sanders	3,025,000	3,255,595	7,452,602	13,286	13,746,483

Mr. Fritz	1,250,000	913,927	1,898,409	24,750	4,087,086

Mr. McManus	1,854,000	1,640,455	3,294,365	37,963	6,826,783

Change of Control(E)

Mr. Hornbuckle	$13,525,000	$9,508,035	$18,745,247	$50,618	$41,828,900

Mr. Halkyard	5,325,000	1,978,605	2,204,530	50,618	9,558,753

Mr. Sanders	6,312,500	4,487,991	8,862,985	17,715	19,681,191

Mr. Fritz	1,875,000	3,152,558	3,707,144	33,000	8,767,702

Mr. McManus	3,735,000	2,379,926	4,140,587	50,618	10,306,131

Retirement Pursuant to Retirement Policy(F)

Mr. Hornbuckle	$—	$5,126,133	$12,324,588	$—	$17,450,721

Mr. Halkyard	—	—	—	—	—

Mr. Sanders	—	2,844,786	6,455,229	—	9,300,015

Mr. Fritz	—	—	—	—	—

Mr. McManus	—	1,393,976	2,695,947	—	4,089,923

(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination.

(B)

The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 30, 2022, which was $33.53.

(C)

For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that December 31, 2022 was the end of the performance period for Absolute TSR PSUs and Relative TSR PSUs.

(E)

Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

(F)	As of December 31, 2022, Mr. Hornbuckle, Mr. Sanders and Mr. McManus are all eligible for retirement benefits under the Retirement Policy.

Employment Agreements

We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. In 2022, we successfully negotiated new employment agreements with Messrs. Hornbuckle, Sanders, Halkyard and McManus. Specifically, on August 18, 2022 we entered into employment agreements

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with Messrs. Hornbuckle, Halkyard, Sanders and McManus, each effective September 1, 2022. Mr. Hornbuckle’s employment agreement provided for a term until August 31, 2026 and a minimum base salary of $2,000,000, commencing on September 1, 2022, and a target annual bonus of 200%, pro-rated for his bonus for the year ended December 31, 2022. The agreement provides that Mr. Hornbuckle is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $10,000,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. In the event of a termination of Mr. Hornbuckle’s employment as the result of his death or a termination by the Company due to disability, we will pay Mr. Hornbuckle one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy). In the event of a termination by us for no cause or by Mr. Hornbuckle for good cause prior to the end of the term of the Agreement, Mr. Hornbuckle will receive the one and a half times (i) his annual base salary and (ii) his target bonus, payable in 12 monthly installments. Any such severance payments will be subject to applicable taxes and Mr. Hornbuckle’s execution and non-revocation of a general release of claims.

On August 18, 2022, we also entered into a new employment agreement with Mr. Sanders that provides for a term until August 31, 2025 and a minimum base salary of $1,250,000, commencing on September 1, 2022. Mr. Sanders’ agreement also provides for an annual target bonus equal to 175% of his base salary, which will be prorated for his bonus for the year ended December 31, 2022. The agreement provides that Mr. Sanders is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $3,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. Mr. Sanders’ employment agreement incorporates the Severance Policy described below.

On August 18, 2022, we also entered into a new employment agreement with Mr. Halkyard that provides for a term until February 1, 2026 and a minimum base salary of $1,100,000, commencing on September 1, 2022. Mr. Halkyard’s agreement also provides for an annual target bonus equal to 150% of his base salary, which will be prorated for his bonus for the year ended December 31, 2022. The agreement provides that Mr. Halkyard is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $2,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. Mr. Halkyard’s employment agreement incorporates the Severance Policy described below.

On August 18, 2022, we also entered into a new employment with Mr. McManus that provides for a term until August 31, 2026 and a minimum base salary of $900,000, commencing on September 1, 2022. Mr. McManus’ agreement also provides for an annual target bonus equal to 125% of his base salary, which will be prorated for his bonus for the year ended December 31, 2022. The agreement provides that Mr. McManus is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $2,250,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. With respect to severance, Mr. McManus’ employment agreement incorporates the Severance Policy described below.

On October 10, 2022, we entered into a new employment agreement, dated October 4, 2022, with Gary Fritz, our new President, Interactive. Mr. Fritz’s employment agreement provides for a term until September 30, 2026 and minimum base salary of $1,250,000 and an annual target bonus equal to 100% of his base salary; provided, that, for the year ended December 31, 2022, Mr. Fritz shall only be entitled to a prorated portion of this bonus. The agreement provides that Mr. Fritz is eligible, at the discretion of the Human Capital and Compensation Committee, to receive annual equity grants of $3,750,000, starting in 2022, which are expected to be provided 40% in RSUs and 60% in performance-based stock units. In addition, the agreement provides Mr. Fritz with two potential special bonus opportunities for $2,000,000 each, paid 50% as a lump sum cash amount and 50% in RSUs for (1) achievement of a trailing twelve month Adjusted EBITDA at BetMGM, LLC and (2) successfully launching a defined digital offering on an MGM property. With respect to severance, Mr. Fritz’s employment agreement incorporates the Severance Policy described below and provides certain additional severance provisions as further described below.

Uniform Severance and Change of Control Policies (NEOs and other executive officers, other than the Chief Executive Officer)

In 2012, the Human Capital and Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement for Messrs. Sanders, McManus, Mr. Halkyard, and Mr. Fritz, our new President, Interactive, and in the terms of equity award agreements entered into with such NEOs. An overview of the severance benefits payable to Messrs. Sanders, McManus, Halkyard and Fritz under the Severance Policy are as follows:

•	1.0x the sum of base salary and target bonus, payable over a 12-month period.

•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

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•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).

•

If the NEO remains employed at-will by the Company after the term of the agreement has expired and is thereafter separated during the applicable restricted period by the Company without good cause, the NEO will receive a lump sum payment equal to his base salary.

•

“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; (iii) a material adverse change in reporting relationship, or (iv) the failure of the Company to pay the executive any compensation when due.

•

“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

In addition to the above, Mr. Fritz’s employment agreement provides that in the event he is terminated following the consummation of a material acquisition in the digital gaming/interactive industry (or in the event he terminates his employment as a result thereof if the acquisition required him to re-locate outside of the U.S.) then he shall be entitled to severance consisting of 2.0x the sum of his base salary and target bonus and payable over a 24-month period, and 1.5x the cost of COBRA coverage. Mr. Fritz would also receive continued vesting of his outstanding equity awards consistent with a Company termination without good cause scenario, resulting in a total compensation for such scenario of $5,337,086. Furthermore, Mr. Fritz may terminate for “Good Cause” if the Company requires him to relocate his office from the greater Seattle, Washington area.

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a twelve-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. Pursuant to the terms of the Company’s outstanding award agreements the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination and (i) rPSUs will accelerate and vest in full based on relative performance to the date of termination and (ii) absolute PSUs will accelerate and vest in full based on target, if such termination is within the first twelve-months of the performance period, or after such twelve-month period, based on actual performance projected through the end of the performance period.

Change of Control Policy

In 2022, in connection with the entry into new employment agreements with the NEOs, the Human Capital and Compensation Committee amended and restated its uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”), which is applicable to all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards). The Change of Control Policy was amended and restated on August 16, 2022 to, among other things, (i) amend the definition of “Change of Control” to replace the prior asset sale language with an “all or substantially all” standard, (ii) amend the definition of “Separation Benefits” (Separation Benefits are generally payable if the participant is terminated within six months before or one year after a Change of Control by the Employer without “Employer’s Good Cause” or by the participant with “Participant’s Good Cause,” as such terms are defined in the Policy) to include a prorated portion of their target bonus through the date of termination, (iii) revise the definition of “Employer’s Good Cause” to include termination in connection with a participant’s conviction of a crime related to the Company or any felony and to heighten the misconduct standard to gross misconduct, (v) remove the maximum dollar limitations on separation payments payable to the CEO and other participants and (vi) reduce the severance multiple for the non-CEO participants from two times to one and a half times.

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The benefits provided under the Change of Control Policy to our NEOs were as follows, as of December 31, 2022:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)

CEO

2.0x the sum of base salary and target bonus.

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

1.5x the sum of base salary and target bonus. Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the Change of Control Policy.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

68	MGM Resorts International 2023 Proxy Statement

CEO Pay Ratio Disclosure

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Hornbuckle, our Chief Executive Officer as of the Determination Date (as defined below), and the annual total compensation of our employees.

Pursuant to the applicable SEC rules, in order to calculate the pay ratio for 2022, we used a median employee identified in 2021. Last year, to identify the median of the annual total compensation of all our employees (other than the CEO) for 2021, we took the following steps:

We determined that, as of October 1, 2021 (the “Determination Date”), our employee population consisted of approximately 61,004 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date and included our employees as well as the employees of our consolidated subsidiaries, including 10,178 employees employed by MGM China.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of these employees through October 1, 2021, as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the 12 months ended December 31, 2021. We did not make any cost-of-living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group.

Because there have not been any changes that we reasonably believe would significantly affect this year’s pay ratio as compared to last year’s, the applicable SEC rules permit us to use the same median employee identified last year in order to calculate this year’s pay ratio. Based on our internal review procedures, there has been no change in our employee population, our employee compensation arrangements or the circumstances of the median employee identified last year that we reasonably believe would result in a significant change to our pay ratio disclosure.

Based on this, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer, was $39,171 and the annual total compensation of Mr. Hornbuckle was $16,238,075, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees included in our calculations of 415:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

MGM Resorts International 2023 Proxy Statement	69

Pay Versus Performance

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” (“CAP”), which is a new term defined in the SEC rules, and certain financial performance measurements with respect to the Company. The Human Capital and Compensation Committee does not utilize CAP as a basis for making compensation decisions. For further information conce rnin
g the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis” on page 43.
PAY VS. PERFORMANCE TABLE

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (MR. HORNBUCKLE) ( A )	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (MR. MURREN) ( A )	COMPENSATION ACTUALLY PAID TO PEO (MR. HORNBUCKLE) ( B )	COMPENSATION ACTUALLY PAID TO PEO (MR. MURREN) ( B )	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs ( C )	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs ( B )( C )	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME (LOSS) ($ THOUSANDS) ( F )	RELATIVE TSR ( G )
							TOTAL SHAREHOLDER RETURN ( D )	PEER GROUP TOTAL SHAREHOLDER RETURN ( E )

2022	$16,238,075	$—	$6,386,343	$—	$5,467,867	$2,842,563	$101.61	$57.48	$206,731	36th percentile

2021	13,274,524	—	29,119,443	—	5,668,010	9,147,716	135.97	77.17	1,208,389	84th percentile

2020	13,988,135	36,180,335	22,190,584	24,162,737	5,440,857	5,270,119	95.44	88.55	(1,319,907)	23rd percentile

(A)
Amounts represent total compensation as reported for Messrs. Hornbuckle and Murren for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Compensation Tables—Summary Compensation Table.”

( B )
Amounts represent CAP, as computed in accordance with Item 402(v) of Regulation
S-K.
Amounts do not reflect the actual amount of compensation earned by or paid to the PEOs or the NEOs during the applicable year.

70	MGM Resorts International 2023 Proxy Statement

Pay Versus Performance

Reconciliation of co
m
pensation actually paid to Mr. Hornbuckle, Mr. Murren, and the other NEOs to amounts shown in the Summary Compensation Table

			MINUS	PLUS	PLUS/ (MINUS)	PLUS	PLUS/ (MINUS)	MINUS	EQUALS
	YEAR	SUMMARY COMPENSATION TABLE TOTAL ($)	REPORTED VALUE OF EQUITY AWARDS (1) ($)	YEAR END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED DURING FISCAL YEAR ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED EQUITY AWARDS GRANTED IN PRIOR FISCAL YEARS ($)	FAIR VALUE AT VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED DURING THE FISCAL YEAR ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE AS OF THE VESTING DATE (FROM THE END OF THE PRIOR FISCAL YEAR) OF EQUITY AWARDS GRANTED IN PRIOR YEARS VESTING DURING THE FISCAL YEAR ($)	FAIR VALUE AS OF END OF PRIOR FISCAL YEAR OF EQUITY AWARDS GRANTED IN PRIOR FISCAL YEAR THAT FAIL TO MEET THE APPLICABLE VESTING CONDITIONS DURING THE FISCAL YEAR ($)	COMPENSATION ACTUALLY PAID ($)

PEO (Hornbuckle)

	2022	16,238,075	(10,000,000)	10,933,421	(7,210,431)	—	(3,574,722)	—	6,386,343

	2021	13,274,524	(8,000,000)	8,065,872	12,016,295	—	3,762,752	—	29,119,443

	2020	13,988,135	(11,942,950)	23,378,267	(367,494)	—	(240,016)	(2,625,358)	22,190,584

PEO (Murren)

	2020	36,180,335	(10,870,634)	—	(1,037,152)	7,000,000	(612,836)	(6,496,976)	24,162,737

Other Named Executive Officers (Average)

	2022	5,467,867	(3,125,000)	3,416,725	(2,007,681)	—	(909,348)	—	2,842,563

	2021	5,668,010	(3,209,438)	3,489,191	1,883,198	—	1,316,755	—	9,147,716

	2020	5,440,857	(2,866,283)	4,570,363	(202,976)	—	(115,718)	(1,556,124)	5,270,119
The following information is relevant to the above table. The Reported Value of Equity Awards column includes the values originally reported in the Stock Awards column in the Summary Compensation Table (SCT). Fair value computations with respect to Absolute TSR PSUs and Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Fair value computations with respect to RSUs were computed based on the value of MGM stock on the date of computation, i.e., the end of the calendar year, the date of vesting, or the date of forfeiture, as the case may be. Footnote (c) below contains the names of the Named Executive Officers included in the averages. No information is presented in this table with regard to equity awards issued with respect to the annual incentive plan that were reported in the
Non-Equity
Incentive Plan Compensation column of the SCT, or with respect to RSUs issued in lieu of salary during 2020 that were reported in the Salary column of the SCT. With respect to Messrs. Murren and Rafiq, both of whom terminated in 2020, a portion of their PSUs became time-vested at termination, but the ultimate payout depended on satisfaction of the performance conditions of such awards; accordingly, their vesting date was treated as the end of the applicable performance period. With respect to Messrs. Murren and Rafiq, both of whom terminated in 2020, a portion of their RSUs became time-vested at termination but were subject to payout on the original vesting dates; since payout on such dates was subject to satisfaction of restrictive covenants that were part of the original terms of the award, the vesting date was treated as the original payment date. A portion of Mr. Murren’s $7 million RSU grant in 2020 was cash settled in 2020; since the original grant was reported in the Stock Award column, the cash settlement was not treated separately from the portion settled in stock.

( C )
Amounts represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Hornbuckle and Mr. Murren) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: for 2022 Mr. Halkyard, Mr. Sanders, Mr. McManus and Mr. Fritz; for 2021 Mr. Halkyard, Mr. Sanders, Mr. Mandadi, and Mr. McManus; and for 2020 Mr. Sanders, Mr. McManus, and Mr. Rafiq.

( D )
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

( E )	Represents the weighted peer group TSR of the companies included in the Dow Jones US Gambling Index.

MGM Resorts International 2023 Proxy Statement	71

Pay Versus Performance

( F )	Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

( G )	Based on the S&P500 Constituents as of January 1 of relevant year.
Financial Performance Measures
The three most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Total Shareholder Return (“TSR”).

•	Relative TSR, measured with respect to the S&P 500 Index.

•	Stock Price.
Analysis of the Information Presented in the Pay versus Performance Table
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs to illustrate the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid Versus TSR 2020-2022

72	MGM Resorts International 2023 Proxy Statement

Pay Versus Performance

Compensation Actually Paid Versus Net Income 2020-2022

Compensation Actually Paid Versus
One-Year
Relative TSR vs. S&
P 50
0 Constituents

MGM Resorts International 2023 Proxy Statement	73

Notice Concerning Stockholder Proposals and Nominations

NOTICE CONCERNING STOCKHOLDER

PROPOSALS AND NOMINATIONS

We intend to hold our 2024 annual meeting of stockholders in May 2024. Proposals of stockholders intended to be presented at the 2024 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before November 24, 2023 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting. We expect that the 2024 annual meeting will also be held online and as a virtual meeting only.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2024 annual meeting of stockholders, must be received by us no earlier than January 3, 2024 and no later than February 2, 2024 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 25, 2023 and no later than November 24, 2023. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2024. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2024 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

74	MGM Resorts International 2023 Proxy Statement

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0000599751_1 R1.0.0.6 MGM RESORTS INTERNATIONAL ATTN: CORPORATE SECRETARY 3600 LAS VEGAS BLVD. SOUTH LAS VEGAS, NEVADA 89109 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. Pacific Time on May 1, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MGM2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. Pacific Time on May 1, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Barry Diller 1b. Alexis M. Herman 1c. William J. Hornbuckle 1d. Mary Chris Jammet 1e. Joey Levin 1f. Rose McKinney-James 1g. Keith A. Meister 1h. Paul Salem 1i. Jan G. Swartz 1j. Daniel J. Taylor 1k. Ben Winston The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2023. 3. To approve, on an advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on proposal 4. 1 year 2 years 3 years Abstain 4. To approve, on an advisory basis, the frequency with which the Company conducts advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000599751_2 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and AR/10-K/10-K Wrap are available at www.proxyvote.com MGM RESORTS INTERNATIONAL This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 2, 2023 10:00 AM Pacific Time The undersigned hereby appoints JAN G. SWARTZ, ALEXIS M. HERMAN and DANIEL J. TAYLOR, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if virtually present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/MGM2023, on May 2, 2023, at 10:00 AM, Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side